SCHEDULE 14A
(RULE 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE SECURITIES

EXCHANGE ACT OF 1934
Filed by the Registrant ☑
Filed by a Party other than the Registrant ☐
Check the appropriate box:

☐ Preliminary Proxy Statement
☐ Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☑ Definitive Proxy Statement
☐ Definitive Additional Materials
☐ Soliciting Material Pursuant to Section 240.14a-11c or Section 240.14a-12

Meritage Hospitality Group, Inc.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement)

Payment of Filing Fee (Check the appropriate box):

☑	No fee required.

☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

(1)	Title of each class of securities to which transaction applies:

(2)	Aggregate number of securities to which transaction applies:

(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

(4)	Proposed maximum aggregate value of transaction:

(5)	Total fee paid:

☐	Fee paid previously with preliminary materials.

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

(1)	Amount Previously Paid:

(2)	Form, Schedule or Registration Statement No.:

(3)	Filing Party:

(4)	Date Filed:

MERITAGE HOSPITALITY GROUP INC.
3210 Eagle Run Drive, Suite 100
Grand Rapids, Michigan 49525
NOTICE OF SPECIAL MEETING OF SHAREHOLDERS
TO BE HELD JANUARY 23, 2007
To Our Shareholders:
      Notice is hereby given that a special meeting of shareholders (the “Special Meeting”) of Meritage Hospitality Group Inc. (“Meritage” or the “Company”) will be held at the Meritage corporate offices, 3210 Eagle Run Drive, Suite 100, Grand Rapids, Michigan at 10:00 a.m. (Eastern time) on January 23, 2007. The Special Meeting is being held for the following purposes:

1. To approve a going private transaction by means of a reverse stock split of the Company’s issued and outstanding Common Shares, par value $0.01 per share at a ratio of 1-for-300 (the “Reverse Stock Split”), followed immediately by a 300-for-1 forward stock split (the “Forward Stock Split”) of Common Shares (together, the “Transaction”) and the subsequent filing of a Certificate of Amendment to Meritage’s Articles of Incorporation effectuating the stock splits with the State of Michigan. As a result of the Transaction,

•	each share of the Company’s Common Shares held by a shareholder holding fewer than 300 shares immediately before the effective time of the Transaction will be converted into the right to receive $5.25 in cash for each pre-split share; and

•	each Common Share held by a shareholder owning 300 or more shares will continue to represent one Common Share after completion of the Transaction.

Copies of the proposed changes to the Company’s Articles of Incorporation are attached hereto as Annex A to the accompanying Proxy Statement.

2. To transact such other business as may properly come before the meeting or any adjournment or postponement thereof.
      Only shareholders of record of the Common Shares, as shown on the transfer books of the Company, at the close of business on December 14, 2006 are entitled to notice of, and to vote at, the Special Meeting or any adjournments or postponements thereof.
      All shareholders are cordially invited to attend the Special Meeting in person. However, to ensure your representation at the Special Meeting, you are urged to mark, sign and return the enclosed proxy form by January 23, 2007 in the postage prepaid envelope enclosed for that purpose. In the event of a material change in the disclosure contained herein prior to the date of the Special Meeting, the Company will re-solicit proxies from its shareholders.
      Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the transactions contemplated by any of the proposals, passed upon the merits or fairness of any of such transactions or passed upon the adequacy or accuracy of the disclosure in this document. Any representation to the contrary is a criminal offense.

Very truly yours,

Robert E. Schermer, Sr.
Chairman of the Board of Directors
December 18, 2006
Grand Rapids, Michigan

SUMMARY TERM SHEET
      The following is a summary of the material terms of the Transaction, which terms are described in greater detail elsewhere in this Proxy Statement. You are urged to read carefully the remainder of this Proxy Statement for a more complete description of all material information regarding the proposed transaction. We have included section references to direct you to a more complete description of the topics described in this summary.
      As used in this proxy statement, unless the context requires otherwise, “our,” “us,” “we,” “Meritage” and the “Company” means Meritage Hospitality Group Inc.

•	The Transaction. Our Board of Directors has reviewed, recommended and authorized, a 1-for-300 reverse stock split of our Common Shares, followed by a 300-for-1 forward stock split. We collectively refer to the Reverse Stock Split and Forward Stock Split as the Transaction. Shareholders owning fewer than 300 shares at the effective time, whom we refer to as Cashed Out Shareholders, will receive $5.25 for each pre-split share. Shareholders who own 300 or more shares at the effective time of the Transaction, whom we refer to as Continuing Shareholders, will not be entitled to receive any cash for their fractional share interests resulting from the Reverse Stock Split, if any. The Forward Stock Split that will immediately follow the Reverse Stock Split will reconvert their whole shares and fractional share interests back into the same number of Common Shares they held immediately before the effective time of the Transaction. As a result, the total number of Common Shares held by a Continuing Shareholder will not change after completion of the Transaction. In addition, Common Shares that may be acquired upon exercise of options under Meritage’s stock option plans and exercise of outstanding warrants to purchase Common Shares and Common Shares that may be acquired upon conversion of Meritage’s Series A and Series B Convertible Preferred Stock would be unaffected by the Transaction. See “Additional Information Regarding the Transaction — Material Terms” on page 29, and “Additional Information Regarding the Transaction — Treatment of Fractional Shares” on page 29.

•	Purpose of the Transaction. The Board of Directors of the Company has determined that the costs of being a public company currently outweigh the benefits and, thus, that it is no longer in the best interests of the Company or its shareholders, creditors, or other stakeholders, including its unaffiliated shareholders (consisting of shareholders other than our executive officers and directors), for the Company to remain a public company. The Transaction is a part of a plan to make the Company a non SEC-reporting company in what is commonly referred to as a “going private” transaction. The Board of Directors has determined that the Transaction is fair to, and in the best interests of, all of our unaffiliated shareholders, comprised of all of our shareholders other than our officers and directors, including those being cashed out pursuant to the terms of the Transaction. Our reasons for proposing the Transaction include:

•	the significant annual cost savings that we expect to realize as a result of the termination of the registration of our Common Shares under the Securities Exchange Act of 1934, which we refer to as the Exchange Act;

•	the significant one-time cost savings/cost avoidance due to Meritage’s not becoming subject to the new internal control audit requirements imposed by Section 404 of the Sarbanes-Oxley Act of 2002 which would apply to Meritage for the first time in fiscal 2008. Preparing Meritage to comply with Section 404 of Sarbanes-Oxley would require significant expenditures prior to that date, including costs, which we estimate to exceed $175,000, related to computer software and hardware, fees to third parties for compliance planning, assessment, documentation and testing, and costs related to internal personnel;

•	the additional savings in terms of our management’s and employees’ time that will no longer be spent preparing the periodic reports required of publicly traded companies under the Exchange Act and managing shareholder relations and communications;

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•	the fact that we have not realized many of the benefits associated with being a publicly-traded company, such as enhanced shareholder value, stock liquidity, business credibility and the ability to use Company stock as currency for acquisitions, due to the limited liquidity and low market price of our Common Shares;

•	the ability of small shareholders (those holding fewer than 300 shares) to liquidate their holdings in Meritage and receive a premium over market prices prevailing at the time of the Board of Directors’ approval of the Transaction, without incurring brokerage commissions;

•	the decrease in expenses resulting from no longer being required to service a relatively large number of shareholders holding small positions in our Common Shares;

•	the anticipated reduced premiums for our directors’ and officers’ insurance policies as a result of us no longer being a public reporting company;

•	the ability to control the dissemination of certain business information, which is currently required to be disclosed in our periodic reports and, accordingly, made available to our competitors, vendors, customers and other interested parties — potentially to our detriment; and

•	the ability to gain greater operational flexibility by being able to focus on long-term growth without an undue emphasis on short-term fluctuations in the market price of our Common Shares.
      See “Special Factors — Purpose of the Transaction” beginning on page 6 for a more detailed description of the purpose of the Transaction.
Effects of the Reverse Stock Split
      As a result of the Reverse Stock Split:

•	the number of record holders of our Common Shares will be reduced below 300, which will allow us to terminate the registration of our Common Shares under the Exchange Act. Accordingly, we will no longer be subject to any reporting requirements under the Exchange Act or the rules of the SEC applicable to public companies. We will, therefore, cease to file annual, quarterly, current, and other reports and documents with the SEC, and shareholders will cease to receive annual reports and proxy statements. Persons that remain our shareholders after the Transaction and subsequent deregistration are completed will, therefore, have access to much less information about us and our business, operations and financial performance. We will also no longer be subject to the provisions of the Sarbanes-Oxley Act of 2002 and the liability provisions of the Exchange Act, including the requirement that our officers certify the accuracy of our financial statements. Our officers, directors and 10% shareholders will no longer be subject to the reporting requirements of Section 16 or be subject to the prohibitions against retaining short-swing profits in our Common Shares.

•	shareholders who have fewer than 300 shares of our Common Shares before the Reverse Stock Split will receive cash in exchange for their Common Shares, and will no longer be shareholders or have any ownership interest in Meritage and shall cease to participate in any of our future earnings and growth. The cash payment will be equal to $5.25 per share held prior to the effectiveness of the Reverse Stock Split.

•	shareholders who have more than 300 shares of our Common Shares before the Transaction will not receive any payment for their shares and shall continue to hold the same number of shares as before the Transaction.

•	our Common Shares will no longer be traded on the American Stock Exchange and will not be eligible for listing on the New York Stock Exchange or the Nasdaq Global Select or Global Market. Any trading in our Common Shares will occur in the “pink sheets” or in privately negotiated sales. Shareholders should note that market makers (not the Company) quote Common Shares in the “pink sheets.” Therefore, we cannot guarantee that our Common Shares will be available for trading in the

“pink sheets.” The limited trading market for our Common Shares after the Transaction may cause a decrease in the market prices of our Common Shares.

•	it will be difficult for us to access the public equity and public debt markets, and more expensive to access the private debt markets.

      See “Special Factors — Effects of the Transaction” beginning on page 9.
Effects of the Forward Stock Split
      As result of the Forward Stock Split:

•	shareholders who have fewer than 300 shares of our Common Shares before the Reverse Stock Split will receive cash in exchange for their shares of our Common Shares and will not be effected by the Forward Stock Split;

•	shareholders who have more than 300 shares of our Common Shares before the Transaction will, as a result of the Forward Stock Split, continue to hold the same number of shares as before the Transaction without having to tender their shares to the Company’s stock transfer agent;

•	the number of Common Shares into which the Company’s Series A Convertible Preferred Stock and Series B Convertible Preferred Stock may be converted will be unchanged as a result of the Transaction; and

•	options and warrants evidencing rights to purchase Common Shares would be unaffected by the Transaction because the options will, after the Transaction, be exercisable into the same number of Common Shares as before the Transaction.
      See “Special Factors — Effects of the Transaction” beginning on page 9.
American Stock Exchange Listing
      The Common Shares are currently listed on the American Stock Exchange. To obtain the cost savings we anticipate by no longer preparing and filing periodic reports with the SEC, the Common Shares will need to be delisted from the American Stock Exchange. We understand that it may take as long as four weeks from the time we submit an application to withdraw the Common Shares from listing on the American Stock Exchange for the delisting to become effective, and to terminate our obligations with the Exchange to file reports. Therefore, to ensure that as a result of implementing the Transaction we avoid the expense associated with our listing on the AMEX, we expect to submit an application to withdraw the Common Shares from listing on the American Stock Exchange prior to the Special Meeting. If we take this action, the Common Shares may be delisted from the American Stock Exchange even if the transaction is not implemented and even if our shareholders do not approve the Transaction. However, in such case, the Common Shares would still be registered under the Securities Exchange Act of 1934, we would still be required to file periodic reports with the SEC, and we would consider what options would be available to have our Common Shares quoted on an interdealer quotation system such as the Nasdaq Capital Market or the OTC Bulletin Board.
Interests of Officers, Directors and Affiliates of the Company
      Our Chief Executive Officer and President, Robert E. Schermer, Jr. and our Chairman of the Board, Robert E. Schermer, Sr., control approximately 26.1% and 15.3%, respectively, of our outstanding Common Shares (26.2% and 15.4%, respectively, following the Transaction if the Transaction is approved). Mr. Schermer, Jr. and Mr. Schermer, Sr. each participated in Board discussions relating to the approval of the Transaction. However, they abstained from voting as members of the Board of Directors on whether to approve the Transaction and recommend the Transaction to the shareholders.

Fairness of the Transaction
      The Board of Directors, with Mr. Schermer, Jr. and Mr. Schermer, Sr. abstaining, has unanimously approved the Transaction, including the price to be paid for fractional Common Shares following the Reverse Stock Split, and recommends that our shareholders approve the Transaction at the Special Meeting. Our Board of Directors determined that the Transaction and the price to be paid for the fractional shares resulting from the Reverse Stock Split are substantively and procedurally fair to and in the best interest of Meritage and our unaffiliated shareholders (including both Continuing Shareholders and Cashed Out Shareholders).
      The Board of Directors considered various factors regarding the fairness of the Transaction to us and our unaffiliated Continuing Shareholders and unaffiliated Cashed Out Shareholders, including the following:

•	the opinion of Donnelly Penman & Partners (“Donnelly Penman”), that the cash consideration to be paid in the Reverse Stock Split is fair to the unaffiliated shareholders from a financial point of view;

•	the direct and indirect cost savings to be realized from the elimination of expenses related to our disclosure and reporting requirements under the Exchange Act;

•	the ability of shareholders with fewer than 300 shares to exchange their shares for cash at a premium to market prices prevailing at the time of the approval of the Transaction, and without incurring brokerage commissions or, alternatively, to purchase additional shares if they desire to remain a shareholder;

•	the fact that the Reverse Stock Split will apply to all shareholders;

•	that there are no unusual conditions to the consummation of the Transaction;

•	the likely reduction in the liquidity for our Common Shares following the termination of our Exchange Act registration, American Stock Exchange listing and periodic reporting;

•	the possible decrease in the trading price of the Common Shares;

•	the reduction in publicly available information about us that will result from the Transaction;

•	the inability of Cashed Out Shareholders to participate in any future increases in the value of our stock; and

•	that due to the stock holdings of our executive officers and directors, if all executive officers and directors vote in favor of the Transaction, the Transaction will require the affirmative vote of only a small number of Common Shares owned by unaffiliated shareholders. See “Principal Shareholders.”
      See “Special Factors — Fairness of the Transaction” beginning on page 15.
Vote Required for Approval of the Transaction At the Special Meeting
      A majority of the outstanding Common Shares, represented in person or by proxy, will constitute a quorum for the purposes of approving the amendments to our Articles of Incorporation to effect the Transaction. Assuming the presence of a quorum, the affirmative vote of a majority of the Common Shares issued and outstanding and entitled to vote at the Special Meeting is required for the adoption of the proposals to approve the Transaction.
      As of the Record Date, our directors and executive officers held a total of approximately 43% of the Common Shares entitled to vote at the Special Meeting. Our directors and executive officers have indicated that they will vote “FOR” the Transaction at the Special Meeting.
Effectiveness of the Reverse Stock Split
      We anticipate that the Reverse Stock Split will be affected within two business days after the date of the Special Meeting. Following the Special Meeting, transmittal materials will be sent to those shareholders entitled to a cash payment that will describe how to turn in old share certificates and receive the cash payments. See “Additional Information Regarding the Transaction — Effective Date” on page 30. The Forward Stock Split will immediately follow the Reverse Stock Split.

Financing for the Reverse Stock Split
      We estimate that approximately $175,000 will be required to pay for the fractional Common Shares resulting from the Reverse Stock Split, and that we will incur approximately $175,000 in expenses relating to the preparation and distribution of this Proxy Statement and the consummation of the Reverse Stock Split, all of which we will pay from cash on hand. See “Additional Information — Source of Funds and Expenses” on page 33.
No Appraisal Rights
      Under Michigan law, our Articles of Incorporation and our Bylaws, no appraisal or dissenters’ rights are available to shareholders of Meritage who dissent from the Transaction.
Tax Information
      Continuing Shareholders should not be subject to any taxation as a result of the Transaction. Cashed Out Shareholders receiving cash in exchange for fractional shares following the Reverse Stock Split will be subject to taxation as if the Common Shares that resulted in the fractional share had been sold in the market for the amount of cash they receive. See “Additional Information Regarding the Transaction — Material Federal Income Tax Consequences” beginning on page 27.
Other Matters
      We are not presently aware of any matters that will be brought before the Special Meeting that are not reflected in the attached notice of the Special Meeting. If any such matters are brought before the Special Meeting, the persons named in the enclosed proxy will act or vote in accordance with their best judgment.

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QUESTIONS AND ANSWERS ABOUT THE
TRANSACTION AND THE SPECIAL MEETING
      Following are some commonly asked questions that may be raised by our shareholders and answers to each of those questions.
• What am I being asked to vote on at the Special Meeting?
      Our shareholders will consider and vote upon a proposal to amend our Articles of Incorporation to effect a 1-for-300 reverse stock split of our Common Shares followed immediately by a 300-for-1 forward stock split. Shareholders whose shares are converted into less than one share in the Reverse Stock Split (meaning they held fewer than 300 shares at the effective time of the Transaction) will receive a cash payment from the Company for their fractional share interests equal to $5.25 in cash, without interest, for each Common Share they held immediately before the Transaction. Shareholders who own 300 or more shares prior to the Transaction will continue to own the same number of shares after the Transaction.
• What is the purpose of the Transaction?
      If approved, the Transaction will enable the Company to go private provided that after the Transaction, there are fewer than 300 registered holders of Common Shares and thus terminate our obligations to file annual and periodic reports and make other filings with the SEC. The purposes behind the proposal include:

•	eliminating the costs and time devoted by our management and employees associated with filing documents under the Exchange Act with the SEC;

•	eliminating the costs of compliance with the Sarbanes-Oxley Act of 2002 and related regulations;

•	reducing the direct and indirect costs of administering shareholder accounts and responding to shareholder requests;

•	failing to historically take advantage of benefits associated with being a publicly-traded company;

•	affording shareholders holding fewer than 300 shares immediately before the Transaction the opportunity to receive cash for their shares without having to pay brokerage commissions and other transaction costs;

•	reducing premiums for directors’ and officers’ insurance;

•	controlling the dissemination of business information; and

•	gaining operational flexibility by focusing on long-term growth as opposed to short term fluctuations of market price of our Common Shares.
• What is the Company’s voting recommendation?
      Our Board of Directors unanimously recommend (with Robert E. Schermer, Jr., our Chief Executive Officer and President, and his father, Robert E. Schermer, Sr., our Chairman of the Board, abstaining) that the shareholders vote their Common Shares in favor of the Transaction.
• What does “going private” mean?
      Following the Transaction, the Company expects to have fewer than 300 shareholders of record, which will enable us to terminate the registration of our Common Shares under the Exchange Act, and we will become a “private company.” By going private, we will no longer have to file periodic reports, such as annual, quarterly, and other reports, with the SEC, and our executive officers, directors, and 10% shareholders will no longer be required to file reports relating to their transactions in our Common Shares.
      Additionally, our Common Shares will no longer be listed on the American Stock Exchange or subject to its rules. Any trading in our Common Shares will continue only in the “pink sheets” or in privately negotiated sales.

• What will I receive in the Transaction?
      If you own fewer than 300 Common Shares immediately before the effective time of the Transaction (which is the time that the Certificate of Amendment to our Articles of Incorporation is filed with the State of Michigan), you will receive $5.25 in cash, without interest, from the Company for each pre-split share that you own. If you own 300 or more Common Shares at the effective time of the Transaction, you will not receive any cash payment for your shares in connection with the Transaction and will continue to hold the same number of Common Shares as you did before the Transaction.
• What if I hold fewer than 300 Common Shares and hold all of my Common Shares in street name?
      If you hold fewer than 300 Common Shares in “street name” your broker, bank or other nominee is considered the shareholder of record with respect to those shares and not you. It is possible that such nominee also holds shares for other beneficial owners of the Common Shares and that its total of such holdings may be in excess of 300 shares. Therefore, depending upon your nominee’s procedures, such nominee may not be legally obligated to treat the Transaction as affecting beneficial holders’ shares, if such shares would be cashed out by the Transaction. It is the Company’s desire to treat shareholders holding 300 or fewer Common Shares in street name through a nominee (such as a bank or broker) in the same manner as shareholders whose shares are registered in their name. However, the Company and its transfer agent will not have the necessary information to compare the record holdings of any shareholder with the “street name” holdings in a brokerage account.
• What happens if I own a total of 300 or more shares beneficially, but I hold fewer than 300 shares of record in my name and fewer than 300 shares with my broker in “street name”?
      We will lack the information to compare holdings across multiple brokerage firms. As a result, a shareholder holding more than the minimum number of shares may nevertheless have the shares cashed out if the shareholder holds a combination of “street name” shares or shares in several brokerage firms. If you are in this situation and desire to remain a shareholder after the Transaction, we recommend that you consolidate your holdings into one brokerage account or become a record holder prior to the effective date. You should be able to determine whether your shares will be cashed out by examining your brokerage account statements to see if you hold more than the minimum number of shares in any one account. To determine the Transaction’s effect on any shares you hold in street name (and possible payment of the cash consideration), you should contact your broker, bank or other nominee.
• If I own fewer than 300 shares, is there any way I can continue to be a shareholder of the Company after the Transaction?
      If you own fewer than 300 shares before the Reverse Stock Split, the only way you can continue to be a shareholder of the Company after the Transaction is to purchase, prior to the effective date, sufficient additional shares to cause you to own a minimum of 300 shares on the effective date. However, we cannot assure you that any shares will be available for purchase.
• Is there anything I can do if I own 300 or more shares, but would like to take advantage of the opportunity to receive cash for my shares as a result of the Transaction?
      If you own 300 or more shares before the Transaction, you can only receive cash for all of your shares if, prior to the effective date, you reduce your stock ownership to fewer than 300 shares by selling or otherwise transferring shares. However, we cannot assure you that any purchaser for your shares would be available.
• What will happen if the Transaction is approved by our shareholders?
      Assuming that we have fewer than 300 shareholders of record after the Transaction, the Company will file a Form 25 to delist from the American Stock Exchange and a Form 15 to deregister our Common Shares under federal securities laws and file an application to remove our Common Shares from listing on the American Stock Exchange. Upon the effectiveness of such filings, the Company would no longer be subject to the reporting and related requirements under the federal securities laws that are applicable to public companies and American Stock Exchange rules applicable to listed companies.

      As a result of the Transaction, Cashed Out Shareholders will no longer have a continuing interest as shareholders of the Company and will not share in any future increase in the value of the Company. Also, any trading in our Common Shares will occur in privately negotiated sales or possibly on the “pink sheets”, which may adversely affect the liquidity of our Common Shares.
• What will happen if the Transaction is not approved?
      If the Transaction is not approved by shareholders, we will continue to evaluate and explore all available alternatives. We will continue to work to maximize shareholder interests with a goal of returning value to our shareholders; however, we will continue to incur the costs involved of being a public company. Although our Board of Directors has not yet made any determination, such alternatives may include, a going private transaction of another type in order to reduce the costs associated with being a public company, a share repurchase or other transactions to maximize shareholder value and manage our outstanding liabilities.
• What are the federal income tax consequences of the Transaction to me?
      Generally, a Cashed Out Shareholder that receives cash for a fractional share as a result of the Transaction will recognize capital gain or loss for United States federal income tax purposes. A Continuing Shareholder who does not receive cash for a fractional share as a result of the Transaction will not recognize any gain or loss for United States federal income tax purposes. See “Additional Information Regarding the Transaction — Material Federal Income Tax Consequences” on page 27.
• Should I send in my certificates now?
      No. After the Transaction is completed, we will send instructions on how to receive any cash payments you may be entitled to receive.
• What is the total cost of the Transaction to the Company?
      We estimate that the total cash requirement of the Transaction to the Company will be approximately $350,000 of which the Company will pay approximately $175,000 to cash out fractional shares and approximately $175,000 of legal, accounting, and financial advisory fees and other costs to effect the Transaction. This total amount could be larger or smaller if the estimated number of fractional shares that will be outstanding after the Transaction changes as a result of purchases or sales of Common Shares by unaffiliated shareholders.
• Am I entitled to appraisal rights in connection with the Transaction?
      No. Under Michigan law, our Articles of Incorporation and our Bylaws, no appraisal or dissenters’ rights are available to shareholders of Meritage who dissent from the Transaction.
• How does the Board recommend that I vote on the proposal?
      The Board of Directors, with Robert E. Schermer, Jr., our Chief Executive Officer and President, and Robert E. Schermer, Jr., our Chairman of the Board, abstaining, unanimously recommends that you vote “FOR” the proposal to approve the Transaction.
• How do I vote?
      Sign and date each proxy card you receive and return it in the enclosed envelope prior to the Special Meeting or attend the meeting and vote in person.
• Can I change my vote?
      Yes. You may change your proxy instructions at any time before your proxy is voted at the Special Meeting. Proxies may be revoked by taking any of the following actions:

•	filing a written notice of revocation with our corporate secretary at our principal executive office (3210 Eagle Run Drive, Suite 100, Grand Rapids, Michigan 49525);

•	filing a properly executed proxy showing a later date with our corporate secretary at our principal executive office; or

•	attending the Special Meeting and voting in person (although attendance at the meeting will not, by itself, revoke a proxy).
• What shares are included on the proxy card(s)?
      Except for shares registered differently and in different accounts, the shares on your proxy card(s) represent all of your shares. If you do not return your proxy card(s), your shares will not be voted.
• What does it mean if I get more than one proxy card?
      If your shares are registered differently and are in more than one account, you will receive more than one proxy card. Sign and return all proxy cards to ensure that all your shares are voted.
• Who is entitled to vote at the Special Meeting?
      Only holders of record of our Common Shares as of the close of business on December 14, 2006 are entitled to notice of and to vote at the Special Meeting.
• How many shares were outstanding on the Record Date?
      At the close of business on November 26, 2006, there were 5,440,598 Common Shares outstanding and entitled to vote. A shareholder may vote (a) shares that are held of record directly in the shareholder’s name, and (b) shares held for the shareholder, as the beneficial owner, through a broker, bank or other nominee. At the Special Meeting, each outstanding Common Share will be entitled to one vote.
• What is a “quorum” for purposes of the Special Meeting?
      In order to conduct business at the Special Meeting, a quorum must be present. A “quorum” is a majority of the outstanding shares entitled to be voted. The shares may be present in person or represented by proxy at the Special Meeting. Both abstentions and broker non-votes are counted as present for the purpose of determining the presence of a quorum.
• What vote is required to approve the proposal?
      Once a quorum has been established, for the Transaction to be approved, holders of a majority of our outstanding Common Shares present at the meeting must vote “FOR” the proposal.
      If your shares are held in street name, your broker will vote your shares for you only if you provide instructions to your broker on how to vote your shares. You should follow the directions provided by your broker regarding how to instruct your broker to vote your shares. Your broker cannot vote your shares of Company’s Common Shares without specific instructions from you. Because the affirmative vote of a majority of the outstanding shares present at the meeting is required to approve the Transaction, a failure to provide your broker with instructions on how to vote your shares will have the effect of a vote against the proposal to approve the Transaction.
• What happens if I abstain?
      Proxies marked “abstain” will be counted as shares present for the purpose of determining the presence of a quorum, but for purposes of determining the outcome of a proposal, shares represented by such proxies will be treated as votes against the proposal.

MERITAGE HOSPITALITY GROUP INC.
3210 Eagle Run Drive, Suite 100
Grand Rapids, Michigan 49525
PROXY STATEMENT
SPECIAL MEETING OF SHAREHOLDERS
       This Proxy Statement is furnished in connection with the solicitation of proxies by the Board of Directors of Meritage Hospitality Group Inc., a Michigan corporation, for use at the Special Meeting of shareholders to be held at Meritage corporate offices, 3210 Eagle Run Drive, Suite 100, Grand Rapids, Michigan at 10:00 a.m. (Eastern time) on January 23, 2007, and at any adjournments or postponements of the Special Meeting, for the purposes set forth herein and in the attached notice of Special Meeting. Accompanying this Proxy Statement is the Board of Directors’ proxy for the Special Meeting, which you may use to indicate your vote on the proposal described in this Proxy Statement. The approximate mailing date of this Proxy Statement and the accompanying proxy is December 18, 2006.
PROPOSAL
AMENDMENT TO THE COMPANY’S CERTIFICATE OF INCORPORATION
TO EFFECT A 1-FOR-300 REVERSE STOCK SPLIT AND A
300-FOR-1 FORWARD STOCK SPLIT OF THE COMMON SHARES
Purpose of the Special Meeting
      At the Special Meeting, the shareholders are being asked to consider and act upon a going private transaction by means of a reverse stock split of the Company’s issued and outstanding Common Shares at a ratio of 1-for-300, followed immediately by a 300-for-1 forward stock split of Common Shares (the “Transaction”). As a result of the Transaction, (a) each share of the Company’s Common Shares held by a shareholder holding fewer than 300 shares immediately before the effective time of the Transaction will be converted into the right to receive $5.25 in cash; and (b) each Common Share held by a shareholder owning 300 or more shares immediately before the effective time of the Transaction will represent one Common Share after completion of the Transaction.
Outstanding Voting Securities and Voting Rights
      Only shareholders of record, as shown on the transfer books of the Company, at the close of business on December 14, 2006 (the “Record Date”) will be entitled to notice of, and to vote at, the Special Meeting or any adjournments or postponements of the Special Meeting. On the Record Date, there were 5,440,598 shares of the Common Shares outstanding. The Common Shares are the only outstanding class of capital stock of the Company entitled to vote at a meeting of shareholders. Each Common Share is entitled to one vote.
Information Concerning Proxies
      Sending in a signed proxy will not affect a shareholder’s right to attend the Special Meeting and vote in person since the proxy is revocable. All proxies which are properly completed, signed and returned to the Company prior to the Special Meeting, and which have not been revoked, will, unless otherwise directed by the shareholder, be voted in accordance with the recommendations of the Board of Directors set forth in this Proxy Statement.
Attendance and Voting at the Meeting
      If you own Common Shares of record, you may attend the meeting and vote in person, regardless of whether you have previously voted by proxy card. If you own Common Shares in street name, you may attend the meeting but in order to vote your shares at the meeting you must obtain a “legal proxy” from the bank or brokerage firm that holds your shares. You should contact your bank or brokerage account representative to learn how to obtain a legal proxy. We encourage you to vote your shares in advance of the meeting, even if you plan on attending the meeting. If you have already voted prior to the meeting, you may nevertheless change or revoke your vote at the meeting in the manner described below.
Revocation
      A shareholder may revoke his or her proxy at any time before it is voted either by filing with the Secretary of the Company, at its principal executive offices, a written notice of revocation or a duly executed proxy bearing a later date or by attending the Special Meeting, delivering written notice of revocation of his or her proxy and voting his or her shares in person.
      Any shareholder owning Common Shares in street name may change or revoke previously given voting instructions by (i) contacting the bank or brokerage firm holding the shares or (ii) obtaining a legal proxy from such bank or brokerage firm and voting in person at the Special Meeting.
Solicitation
      We will bear the entire cost of solicitation, including the preparation, assembly, printing and mailing of this Proxy Statement, the proxy and any additional solicitation materials furnished to the shareholders. Copies of solicitation materials will be furnished to brokerage houses, fiduciaries and custodians holding shares in their names that are beneficially owned by others so that they may forward this solicitation material to such beneficial owners. In addition, we may reimburse such persons for their costs in forwarding the solicitation materials to such beneficial owners. The original solicitation of proxies by mail will not be supplemented by a solicitation by telephone, telegram or other means by our directors, officers or employees. Upon request, we will pay the reasonable expenses incurred by record holders of our Common Shares who are brokers, dealers, banks or voting trustees, or their nominees, for sending proxy materials to the beneficial owners of the shares they hold of record.
Voting Procedures
      The presence, in person or represented by proxy, of the holders of a majority of the issued and outstanding Common Shares will constitute a quorum for the transaction of business at the Special Meeting.
      The affirmative vote of the majority of outstanding Common Shares is required to approve the Transaction. Abstentions and broker non-votes (i.e., when a nominee holding Common Shares cannot vote on a particular proposal because the nominee does not have discretionary voting power with respect to that proposal and has not received voting instructions from the beneficial owner) will be included in the number of shares present at the Special Meeting for the purpose of determining the presence of a quorum. Abstentions and broker non-votes will have the same legal effect as votes against the proposal.
      The enclosed proxy will be voted in accordance with the instructions thereon.
SPECIAL FACTORS
Purpose of the Transaction
      The Board of Directors of the Company has determined that the costs of being a public company currently outweigh the benefits and, thus, that it is no longer in the best interests of the Company or its shareholders, creditors, or other stakeholders, including its unaffiliated shareholders, for the Company to remain a public company. Accordingly, the Company proposes to undertake the Transaction for the purpose of “going private” by reducing the number of record shareholders of the Common Shares to fewer than 300 so that it can then terminate the registration of the Common Shares under the Exchange Act, and suspend the Company’s reporting and other obligations as a public company under the United States securities laws and the rules of the American Stock Exchange. In addition to eliminating the legal, accounting and other costs associated with making filings as a public company, our management and employees will no longer be required to spend time preparing reports required of public companies and managing public company shareholder relations and communications. We expect that we will be eligible for reduced premiums for directors’ and officers’ insurance as a result of no longer being a public company.
      For the past several years, the Company has not been able to take full advantage of the benefits of being a public company, such as enhanced shareholder value, stock liquidity, business credibility and the ability to use Company stock as currency for acquisitions, due to the limited liquidity and low market price of our Common Shares. Meanwhile, we have incurred expenses in servicing a relatively large number of shareholders holding small positions in our Common Shares. As a result of the Transaction, those small shareholders holding fewer than 300 Common Shares can liquidate their holdings and receive a premium over the prevailing market price at the time of the approval of the Transaction without incurring brokerage commissions.
      We are currently required to comply with the disclosure and reporting requirements under the Exchange Act, as well as new requirements of the Sarbanes-Oxley Act of 2002. The cost of complying with these requirements is substantial. We believe these obligations have become more burdensome on small SEC reporting companies like ours as a result of the recent enactment of the Sarbanes-Oxley Act of 2002, and the cost of remaining a public company would further increase in the near future. The Board of Directors has determined that it is in our best interest to proceed with the Transaction in order to de-register our Common Shares, due to preliminary estimates of management and our outside advisors of the significant ongoing SEC reporting costs and the one-time cost associated with compliance with Section 404 of the Sarbanes-Oxley Act of 2002. If we do not de-register promptly, we will be forced to incur such costs and limited resources in order to comply with the new internal control audit requirements imposed by Section 404 of the Sarbanes-Oxley Act of 2002, which would become applicable to us for our 2008 fiscal year.
      Finally, completion of the Transaction will enable us to gain greater operational flexibility by permitting us to focus on long-term growth without an undue emphasis on short-term fluctuations in the market price of our Common Shares.
Alternatives to the Transaction
      In addition to the Transaction, the Board of Directors considered the other methods of effecting a going private transaction including an issuer tender offer, an odd-lot tender offer, and a purchase of shares in the open market, but determined that the Reverse Stock Split, followed by the Forward Stock Split, was the surest, easiest, most efficient, and most cost effective method for achieving that end.
      When considering the various alternatives to the Transaction, the Board of Directors focused on three critical factors: (i) the level of assurance that the selected alternative would result in the Company having fewer than 300 record owners of Common Shares, thus allowing the Company to achieve its objective of going private; (ii) the cost of such alternative relative to the other potential alternatives; and (iii) the timeframe within which such alternative could reasonably be expected to be effected, again relative to the other alternatives under consideration.
      The Board of Directors considered an issuer tender offer. Under this method, the Company would offer to purchase a set number of shares within a specific timetable. With respect to an issuer tender offer, the Board of Directors concluded that there was a possibility that the shares being repurchased would have to be done on a pro rata basis, so there was no assurance that enough shareholders would tender all of their Common Shares to reduce the number of record owners of Common Shares to fewer than 300 and the cost of effecting a tender offer would be incrementally higher than that of the Transaction due to, among other things, the need to incur debt to finance the repurchase of shares. If the number of record holders remained in excess of 300, the Company would have to resort to a freeze-out merger or reverse split to eliminate additional record holders. In light of the indeterminate number of shares necessary to accomplish going private under this method, the cost of doing so was determined to be too unsure and probably significantly in excess of the cost associated with the Reverse Stock Split.
      The Board of Directors also considered an odd lot tender offer. Unlike a traditional issuer tender offer, an odd lot tender offer would be offered only to shareholders owning 99 or fewer shares of the Company’s Common Shares. As of July 10, 2006, the Company had approximately 300 record holders of its Common

Shares who owned 99 shares or fewer shares. However, this method would be voluntary on the part of shareholders and there could be no assurance that a requisite number of shareholders would participate. While the time frame for completing an odd lot tender offer is shorter than for the Transaction and would be less expensive, the Board of Directors opted for the Transaction because of the lack of assurance that an odd lot tender offer would produce the intended result.
      The Board of Directors also considered expanding its existing traditional stock repurchase program, whereby the Company makes periodic repurchases of its stock in the open market. This method would take an extended amount of time to complete, and as it would be voluntary, there would be no assurance of acquiring sufficient shares to reduce the number of record holders below 300. This is particularly true since larger shareholders could participate as well. The cost of such a method would also be undeterminable.
      The Board of Directors, for the reasons discussed above, determined that the Transaction is the most efficient and economical way of changing the Company’s status from that of a reporting company to that of a private, non-reporting company.
Reasons for Transaction and Timing of the Transaction
      As disclosed in this Proxy Statement, the Board of Directors has determined that the costs of being a public company currently outweigh the benefits and, thus, that it is no longer in the best interests of the Company or its shareholders, creditors, or other stakeholders, including unaffiliated shareholders, for the Company to remain a public company. The primary purpose of the Transaction is to reduce the number of holders of record of the Common Shares to less than 300 to enable us to elect to terminate the registration of our Common Shares under the Exchange Act and become a private company. The Board of Directors believes that the Transaction provides the most certainty for us to achieve this purpose.

Exchange Act Reporting and Cost Savings; Competitive Disadvantage
      The Company incurs significant direct and indirect costs complying with its periodic reporting and other obligations under the Exchange Act and the American Stock Exchange Rules, including: (i) the legal, accounting, printing, mailing, public relations, compliance and administrative costs of preparing, reviewing, printing and distributing the reports and other filings required under the Exchange Act; (ii) the broker and transfer agent charges for forwarding materials to beneficial holders of Common Shares; (iii) the management time and attention expended in preparing and reviewing such reports and other filings; (iv) the substantially higher premiums for directors’ and officers’ insurance policies payable by public companies; and (v) the disadvantage of publicly disclosing detailed operational and financial information of the Company when non-public competitors are not required to make comparable disclosures. The direct, out-of-pocket costs resulting from our reporting and other obligations under the Exchange Act and the American Stock Exchange rules were estimated to be in excess of $140,000 and $160,000 in fiscal 2004 and 2005, respectively, and Meritage expects these costs to exceed $160,000 for fiscal 2006. Additionally, the Company anticipates that the out of pocket costs will increase significantly commencing with the 2007 fiscal year and thereafter due to the requirements of complying with new laws and regulations, such as, but not limited to, the Sarbanes-Oxley Act of 2002. The Company has projected that these costs in fiscal year 2007 will be approximately $350,000.
      After consummation of the Transaction and subsequent de-registration, the Company anticipates that its annual legal, accounting, printing and other compliance and administrative costs will be less than $160,000 in the aggregate. While we, presently, have no specific plans to do so, we may, periodically, send shareholders financial and/or other information. At the present time, we do not anticipate having audited consolidated financial statements, except to the extent required by covenants in our loan agreements. We expect that in connection with pending litigation, contractual, regulatory and general business issues we will, from time to time, engage and confer with outside counsel, as needed.

Administrative Expenses to Maintain Small Shareholder Accounts
      As of the date of the Proxy Statement, the Company had approximately 576 shareholders of record. On that date, approximately 437 shareholders of record and approximately 101 holders beneficially but not of record owned fewer than 300 shares each. Although holders of fewer than 300 shares constitute over 57.4% of the shareholders of the Company, such shareholders own only approximately 0.6% of the outstanding Common Shares. The cost of administering each registered shareholder’s account is the same regardless of the number of shares held in that account. Therefore, the Company’s costs to maintain such small accounts are disproportionately high when compared to the total number of shares involved and the value of each share.

Liquidity for Small Shareholdings
      The Company believes that holders of fewer than 300 shares may be deterred from selling their shares because of the lack of an active trading market and because of disproportionately high brokerage costs. The trading volume in the Company’s stock has been, and continues to be, limited. The stock does not trade every day and trades fewer than 5,000 shares on many other days. The average trading volume of the stock over the past 12 months prior to the announcement of the Transaction was approximately 2,700 shares per day. The Board of Directors believes that the Transaction would give Cashed Out Shareholders an opportunity to receive a fair price in cash for their shares without having to pay disproportionately high brokerage commissions.

Lack of Capital from Public Markets
      In addition to the costs resulting from our reporting and other obligations under the Exchange Act and the American Stock Exchange rules, the Company does not presently intend to exploit one of the principal benefits of being a public company — namely to raise capital through sales of securities in a public offering or to acquire other businesses or companies using stock as consideration. Historically, our strategy for growth was focused on expanding our business, such as through our Wendy’s and O’Charley’s restaurant growth, rather than selling our securities in the public market. We do not believe that we have viable opportunities to acquire restaurant properties or other hospitality businesses in exchange for our Common Shares. Instead, our focus is on maximizing revenues and profitability in our existing restaurants. As a result of the foregoing, the Company is not receiving any of the traditional benefits of being a public company, yet, the costs of being public continue to increase, substantially draining the limited resources of the Company. The increase in costs arises because of an increase in securities regulation. The Company believes that the costs resulting from our reporting and other obligations under the Exchange Act and the American Stock Exchange rules, if continued, would be increasingly detrimental to the financial condition of the Company.
      Other benefits of being a public company which exist for the benefit of public shareholders include (i) the rights and protections afforded shareholders by the federal securities laws, (ii) the substantive requirements of the federal securities laws, including the Sarbanes Oxley Act, which are imposed on public companies and (iii) limitations imposed on officers and directors of public companies, including restrictions on short-swing trading and the reporting obligations of officers and directors. These benefits were not considered to outweigh the costs of being a public company due to the small size of the Company, its limited staffing and the lack of a liquid trading market for its Common Shares.
      Accordingly, the Board of Directors determined that the costs of being a public company, currently and in the foreseeable future, will continue to outweigh the benefits and, thus, it is no longer in the best interests of the Company or its shareholders, creditors, or other stakeholders (including its unaffiliated shareholders) for the Company to remain a public company.
Effects of the Transaction

Reduction in Number of Shareholders
      The Company expects that as a result of the Transaction, the number of shareholders of record of the Company would be reduced from approximately 575 to approximately 140. In addition, we estimate that the number of holders beneficially but not of record (i.e., held in “street name” or in the name of a nominee) who owns fewer than 300 shares would be reduced from approximately 350 to approximately 250.

Termination of Exchange Act Registration and Reporting
      Shares of Common Shares are currently registered under the Exchange Act. Such registration may be terminated upon application by the Company to the Securities and Exchange Commission if there are fewer than 300 holders of record of the Common Shares. If, after termination of registration, on the first date of any of the Company’s subsequent fiscal years, the number of shareholders of the Company exceeds 500 and the Company has total assets of more than $10 million, then the Company’s reporting obligations under the Exchange Act will be reinstated. The Company’s obligation to file reports is also suspended for any fiscal year if, at the beginning of the fiscal year, the Company has fewer than 300 record holders.
      The Board of Directors intends to terminate the registration of the Common Shares under the Exchange Act and the American Stock Exchange as soon as practicable after the Transaction, if approved, is effective. Termination of registration of shares of the Common Shares would substantially reduce the information required to be furnished by the Company to its shareholders and to the SEC and would make certain provisions of the Exchange Act no longer applicable to the Company. These provisions include:

•	the beneficial ownership reporting and short-swing profit recovery provisions of Section 16;

•	the requirement to file and furnish proxy material in connection with shareholders’ meetings pursuant to Section 14;

•	the requirement to file periodic and current reports pursuant to Section 13; and

•	the requirements of Rule 13e-3 with respect to “going private” transactions.
      However, affiliates of the Company may be deprived of the ability to dispose of Common Shares pursuant to Rule 144.

Termination of Registration Statement for Series B Convertible Preferred Shares
      We issued 500,000 shares of Series B Convertible Preferred Stock in December 2003. The Series B Convertible Preferred Stock is convertible at any time into our Common Shares at a conversion price of $5.57, subject to adjustment as provided by the terms of the shares.
      In connection with the issuance of the Series B Convertible Preferred Stock, we agreed to register the Series B Convertible Preferred Stock and the Common Shares that may be acquired upon conversion under the Securities Act of 1933. The registration statement relating to these securities has been effective since March, 2004. Under the applicable registration rights agreement, we are required to keep this registration statement effective with the SEC until the earlier of (i) March 18, 2007 (the third anniversary of the date on which the registration statement was declared effective by the SEC), (ii) the date on which the holders can sell all of their shares without regard to the volume limitations of Rule 144 promulgated under the Securities Act of 1933 or (iii) the date on which all of the securities have been sold.
      Because more than two years has elapsed since the date of issuance of the Series B Convertible Preferred Stock, all such shares of preferred stock and all Common Shares that may be acquired upon conversion may be resold by any nonaffiliate of the Company under Rule 144 without regard to the volume limitations of the rule. Some affiliates of the Company own shares of Series B Convertible Preferred Stock, and we have obtained waivers from these holders to enable us to terminate the registration statement relating to the securities.

Effect on Market for Shares
      Currently, there is little public trading of the Common Shares. The Common Shares are currently listed on the American Stock Exchange. After the termination of our reporting obligations under the Exchange Act, we intend that the Common Shares will be eligible for quotation on the “pink sheets.” However, the completion of the Transaction and the deregistration of the Common Shares under the Exchange Act may cause the trading market for shares of the Common Shares to be significantly reduced and, as a result, adversely affect the liquidity and market value of the Common Shares. In addition, because market makers

(and not Meritage) would quote our Common Shares in the “pink sheets,” we cannot guarantee that our Common Shares will be available for trading in the “pink sheets.” There can be no assurance that any trading will occur after the Company terminates the registration of the Common Shares.

Effect on the Company
      The Company estimates that the Transaction would reduce the number of Common Shares of the Company by up to approximately 34,000 shares (approximately 0.6% of the currently outstanding shares) with a cash requirement to the Company (including expenses) of approximately $175,000. See “Additional Information Regarding the Transaction — Source of Funds and Expenses”. The repurchased fractional shares would be retired. The Transaction would also reduce the number of shareholders of the Company. See “— Effects of the Transaction — Reduction in Number of Shareholders”. Termination of registration of the Common Shares would substantially reduce the information required to be furnished by the Company to its shareholders and would make certain provisions of the Exchange Act no longer applicable to the Company. See “— Effects of the Transaction — Termination of Exchange Act Registration and Reporting”. The liquidity and market value of the Common Shares might be adversely affected by the Transaction and by termination of the registration of Common Shares under the Exchange Act. See “— Effects of the Transaction — Effect on Market for Shares”. The Company estimates that termination of the registration of the Common Shares under the Exchange Act will save the Company approximately $150,000-$175,000 per year in legal, accounting and other expenses in addition to the one-time savings of approximately $175,000 resulting from not having to comply with the internal control provisions of Section 404 of the Sarbanes-Oxley Act of 2002.

Effect on Holders of Fewer than 300 Common Shares
      Following the Transaction, holders of fewer than 300 Common Shares would receive payment of $5.25 per pre-split share for their shares and would cease to be shareholders of the Company. They would have no further interest in the Company with respect to any cashed-out shares and would only have a right to receive cash for these shares. The Company will send Cashed Out Shareholders a letter of transmittal as soon as practicable after the Transaction is approved with instructions on how to surrender existing certificate(s) in exchange for the cash payment.
      The Company intends to permit shareholders holding Common Shares in street name through a nominee (such as a bank or broker) to be treated in the Transaction in the same manner as shareholders whose shares are registered in their names, and will instruct nominees to effect the Transaction for their beneficial holders. However, nominees may have different procedures. Shareholders holding Common Shares in street name should contact their nominees to (a) determine whether or not they are eligible to be cashed out in the Transaction and (b) instruct the nominee as to how the beneficial shareholder wishes to proceed. The Transaction structure will focus on the number of shares held by record holders. Thus, beneficial owners of fewer than 300 Common Shares holding these shares in “street name” will not be required to cash in their shares if the record holder of such shares owns 300 or more shares prior to the Transaction. The Company and its transfer agent will not have the necessary information to compare the record holdings of any shareholder with “street name” holdings in a brokerage account. In addition, we will lack the information to compare holdings across multiple brokerage firms. As a result, a shareholder holding more than the minimum number of shares may nevertheless have the shares cashed out if the shareholder holds a combination of “street name” shares or shares in several brokerage firms. If you are in this situation and desire to remain a shareholder after the transaction, we recommend that you consolidate your holdings into one brokerage account or record holder position prior to the effective date. Conversely, if you hold less than 300 shares in street name and want to ensure that your shares are cashed out, you may want to change the manner in which your shares are held from “street name” into you own name so that you will be a record owner of the shares. You should be able to determine whether your shares will be cashed out by examining your brokerage account statements to see if you hold more than the minimum number of shares in any one account.

Effect on Unaffiliated Shareholders Who Own 300 or More Shares
      With respect to unaffiliated shareholders who own 300 or more Common Shares, the termination of the registration of the Common Shares under the Exchange Act would substantially reduce the information required to be furnished by the Company to its shareholders and would make certain provisions of the Exchange Act no longer applicable to the Company, which may adversely affect these unaffiliated shareholders. Such provisions include:

•	the elimination of the Company’s duty to comply with the regulations promulgated by the Sarbanes Oxley Act;

•	the elimination of the requirement of the Company’s officers to certify the accuracy of the Company’s financial statements; and

•	the elimination of the applicability of the prohibition of the short-swing profit rules of the Exchange Act.
      If the Company effects the Transaction as described in this Proxy Statement, the Common Shares will no longer be registered under the Exchange Act, the Company will no longer be a reporting company under the Exchange Act. The Company will, therefore, cease to file annual, quarterly, current, and other reports and documents with the SEC, and shareholders will cease to receive annual reports and proxy statements. Persons that remain shareholders of the Company after the Transaction is effected will, therefore, have access to much less information about the Company and its business, operations, and financial performance. See “— Effects of the Transaction — Termination of Exchange Act Registration”. In addition, the liquidity and market value of the shares of the Common Shares held by unaffiliated shareholders may be adversely affected by the Transaction and by termination of the registration of the Common Shares under the Exchange Act. See “— Effects of the Transaction — Effect on Market for Shares”.

Effect on Affiliated Shareholders
      The Transaction would have various effects on shareholders who are affiliates of the Company. The Company expects that the Company’s executive officers and directors would continue to beneficially own the same number of shares immediately after the Transaction and the percentage of ownership of the Common Shares held by the executive officer and directors of the Company, as a group, would increase from approximately 55.2% to approximately 55.5% of the outstanding shares, assuming all stock options held by such officers and directors were exercised. The percentage of outstanding Common Shares owned by our Chief Executive Officer and President, Robert E. Schermer, Jr., and our Chairman of the Board, Robert E. Schermer, Sr., would increase from 26.1% and 15.3%, respectively, to 26.2% and 15.4%, respectively.
      As described under “Effects of the Transaction — Termination of Exchange Act Registration”, if the registration of the Common Shares is terminated under the Exchange Act:

•	executive officers, directors and other affiliates would no longer be subject to any of the reporting requirements and restrictions of the Exchange Act, including the reporting provisions of Section 13 and short-swing profit provisions of Section 16; and

•	executive officers, directors and other affiliates of the Company might be deprived of the ability to dispose of Common Shares pursuant to Rule 144, as amended.
American Stock Exchange Listing
      The Common Shares are currently listed on the American Stock Exchange. To obtain the cost savings we anticipate by no longer preparing and filing periodic reports with the SEC, the Common Shares will need to be delisted from the American Stock Exchange. We understand that it may take as long as four weeks from the time we submit an application to withdraw the Common Shares from listing on the American Stock Exchange for the delisting to become effective, and to terminate our obligations with the Exchange to file reports. Therefore, to ensure that as a result of implementing the Transaction we avoid the expense associated with our listing on the AMEX, we expect to submit an application to withdraw the Common Shares from listing on the

American Stock Exchange prior to the Special Meeting. If we take this action, the Common Shares may be delisted from the American Stock Exchange even if the transaction is not implemented and even if our shareholders do not approve the Transaction. However, in such case, the Common Shares would still be registered under the Securities Exchange Act of 1934, we would still be required to file periodic reports with the SEC, and we would consider what options would be available to have our Common Shares quoted on an interdealer quotation system such as the Nasdaq Capital Market or the OTC Bulletin Board.
Background to the Transaction
      In early 2005, in conjunction with our executive officers and outside counsel, the Board of Directors began to discuss the possibility of the Company going private. The discussion was centered on the extensive Sarbanes-Oxley Act costs that the Board believed would dramatically increase Meritage’s public company expenses once the Act was fully implemented. On June 28, 2005, the Board of Directors appointed a Special Committee of independent directors to evaluate the plausibility of going-private alternatives. The Special Committee consisted of independent, non-employee directors James P. Bishop, Duane F. Kluting and Brian N. McMahon. The Special Committee was given the authority to evaluate the plausibility of going private alternatives that would be aimed at enhancing long-term shareholder value in the Company. A press release was issued on June 29, 2005 describing the appointment of the Special Committee and its authority. In June 2005, the Special Committee hired its own legal counsel to represent the Special Committee.
      On July 14, 2005, the Special Committee met to review and discuss information received from, and the qualification and credentials of, various investment banking firms who provide advisory services on going private alternatives. The Special Committee determined to invite five firms to meet with the Special Committee.
      On July 28, 2005, the Special Committee met and conducted interviews of the five investment banking firms. On August 4, 2005, the Special Committee met to review and discuss the presentations of the five investment banking firms and decided to eliminate one from further consideration.
      The Special Committee provided an update of its activities to the Board at the August 22, 2005 Board of Directors Meeting. Also discussed were recent developments regarding an SEC advisory committee on small companies that was recommending that small public companies be given an additional year to comply with Section 404 of the Sarbanes-Oxley Act.
      On September 22, 2005, when it became apparent that the SEC would adopt the advisory committee’s recommendation of providing an additional year to comply with Section 404 of the Sarbanes-Oxley Act giving Meritage more time before the most extensive compliance costs would affect the Company, the Board of Directors voted unanimously to suspend the Special Committee and to monitor developments at the SEC regarding implementation of Section 404 of the Sarbanes-Oxley Act. A press release was issued on that same date announcing that the Special Committee had been suspended for the reasons noted above.
      At a meeting of the Board of Directors held on April 17, 2006, the Board determined to reengage its review of a possible going-private transaction that would permit the Company to avoid its public company expenses and the dramatic increases of such expenses once the Act was fully implemented. In addition, based on information received by the Special Committee and Board in 2005, the Board considered various methods of effecting a going private transaction including an issuer tender offer, an odd-lot tender offer, and a purchase of shares in the open market, but concluded the Reverse Stock Split, followed by the Forward Stock Split, was likely to be the surest, easiest, most efficient, and most cost effective method for achieving that end. Due to the narrowed scope of investigation and the specific nature of the transaction, it was also concluded that the Board of Directors as a whole, as opposed to the Special Committee, would review this possible going-private transaction unless it determined that is was advisable to reinstate the Special Committee for that purpose. A press release was issued on April 18, 2006, announcing that the Company was again exploring a going-private transaction.
      On April 25, 2006, the Board was provided with proposals from two investment banking firms (one of which was interviewed in July 2005) to act as financial advisor to the Company in connection with the

Transaction. A third investment banking firm that was interviewed in July 2005 was contacted but declined to provide a proposal due to the specific nature of the transaction.
      On May 16, 2006, the Board of Directors met and, based on its review of the proposals, determined that either firm would be acceptable to engage as a financial advisor regarding the Transaction. After working through the terms of an engagement letter, on June 16, 2006, the Board engaged Donnelly Penman as the exclusive financial advisor to Meritage in connection with issuing a fairness opinion relating to the Transaction. A press release was issued on that same date announcing that the Company had engaged Donnelly Penman for the reasons noted above, and that the Company was specifically considering a reverse stock split to achieve a going-private transaction.
      From June 16, 2006, through July 31, 2006, Donnelly Penman conducted extensive due diligence regarding the Transaction.
      On August 2, 2006, the Board of Directors met with its counsel, auditor and representatives of Donnelly Penman specifically relating to a going private transaction involving a reverse stock split and forward stock split. In addition to the matters discussed below, the Board received and discussed Donnelly Penman’s Fairness Opinion. Please see “Special Factors — Opinion of Financial Advisor” for a detailed summary of the presentation made by Donnelly Penman. Please also see the complete Fairness Opinion prepared by Donnelly Penman, which is attached to this proxy statement as Annex B.
      All members of the Board, except Mr. Schermer, Sr. who was absent due to unforeseen travel delays, attended the August 2, 2006 meeting. At the meeting, the Board of Directors discussed, with counsel and with executive officers of the Company, the anticipated costs of the going private transaction and the expected cost savings to the Company of no longer having the obligations to file special and periodic reports with the SEC or make filings with the American Stock Exchange. After a discussion of the general parameters of a potential reverse stock split, Mr. Schermer, Jr. excused himself from the meeting. The Board discussed whether Mr. Schermer, Jr. and Mr. Schermer, Sr. should be excused from the remaining going private transaction discussion and should abstain from voting on the matter. Despite the Board’s conclusion that neither Mr. Schermer, Jr. nor Mr. Schermer, Sr. would be receiving any disproportionate benefit from a going private transaction structured as a reverse stock split followed by a forward stock split, and that neither of their stock holdings would increase appreciably as a result of such a transaction, the Board determined that it was advisable for Messrs. Schermer, Jr. and Schermer, Sr. to be excused from a portion of the Board’s discussion and to abstain from the Board vote on the matter.
      Donnelly Penman then presented its fairness opinion and analysis. After the presentation, all executive officers of the Company and the representatives of Donnelly Penman were excused from the meeting for Board discussion. After Board discussion, the Board determined to spend additional time reviewing the proposed terms of the going private transaction and the Donnelly Penman opinion analysis. In addition, the Board desired input from Mr. Schermer, Sr. who was unable to attend the August 2 meeting.
      The Board reconvened for an additional meeting on August 7, 2006. All members of the Board of Directors attended the meeting. After a summary of the discussions held at the August 2, 2006 meeting, the Board discussed the going private transaction. The Board then discussed potentially changing the anticipated reverse stock split ratio from 1-for-200 shares to 1-for-300 shares to eliminate approximately 65 additional shareholder accounts at a minimal additional cost of approximately $70,000. After discussion, Mr. Schermer, Jr. and Mr. Schermer, Sr. excused themselves from the meeting, and the Board held additional discussions. After discussion, the Board of Directors (with Mr. Schermer, Jr. and Mr. Schermer, Sr. abstaining) unanimously recommended the proposed Transaction, including recommendations that (i) the consideration for fractional share interests that would be cashed out be set at $5.25 per pre-split share and (ii) the Reverse Stock Split ratio of 1-for-300 Common Shares and the Forward Stock Split ratio of 300-for-1 be used.
      In determining the Reverse Stock Split and Forward Stock Split ratios, the Board of Directors considered among other factors: (i) the number by which the record shareholders of the Company would need to be reduced to allow deregistration; (ii) the number of record and beneficial shareholders holding shares within ranges of 100 shares up to 500 shares; (iii) the number of shares that would become fractional shares, cancelled and converted into the right to receive cash; (iv) the anticipated expense of implementing the Transaction; (v) without quantification, the direct and indirect costs of communicating with, administering shareholder accounts for, and responding to shareholders; and (vi) the likelihood and burden of engaging in another shareholder reduction transaction to avoid the need to re-register under the Exchange Act at some point in the future.
      The Board of Directors recommended the Reverse Stock Split ratio of 1-for-300 which is expected to reduce the number of record shareholders by more than the minimum amount necessary to allow deregistration and to make increasing the number of record shareholders to a level requiring re-registration under the Exchange Act less likely. The Board of Directors did so because the time and expense of effecting the Transaction will be significant, and it represents an opportunity to eliminate the costs associated with, and reduce any potential liability to, a relatively large number of record shareholders who hold small investments in the Company.
      The Board also considered that a large number of the Cashed Out Shareholders might appreciate the opportunity to liquidate their relatively small holdings at a premium and without brokerage fees, yet with the opportunity (if they desired to remain shareholders) to purchase additional shares such that they hold 300 or more Common Shares immediately before the Transaction.
      In addition, the Board of Directors, after deliberation in which they considered Donnelly Penman’s fairness opinion analysis, historical intra-day trading prices, historical closing trading prices, ranges of possible premiums, and the small percentage of outstanding shares to be converted to fractional shares in the Transaction, determined that the consideration per pre-split share of $5.25 was fair to the unaffiliated shareholders, including the unaffiliated Cashed Out Shareholders, individually, and the unaffiliated Continuing Shareholders, individually. During the meeting, members of the Board of Directors shared their individual views regarding the ranges of values of the stock and premiums. Following this discussion, the Board of Directors concluded that the transaction was justified economically. The Board of Directors (with Mr. Schermer, Jr. and Mr. Schermer, Sr. abstaining) unanimously determined that the consideration per pre-split share of $5.25 was fair to the unaffiliated shareholders, including the unaffiliated Cashed Out Shareholders, individually, and the unaffiliated Continuing Shareholders, individually.
      Other than Donnelly Penman, no other outside party prepared or presented any reports, presentations, analyses or opinions in connection with the Transaction, and no other investment firm was formally retained by the Company.
      Except as set forth above, all of the members of the Board of Directors attended each meeting of the Board of Directors outlined in this section and participated in each discussion regarding the proposed transaction, and each matter approved by the Board of Directors was unanimously approved by the Board of Directors (with Mr. Schermer, Jr. and Mr. Schermer, Sr. abstaining).
Fairness of the Transaction
      In order to provide a fair consideration of the Transaction, the Board of Directors fully reviewed and considered the terms, purpose, alternatives and effects of the Transaction and unanimously determined (with Mr. Schermer, Jr. and Mr. Schermer, Sr. abstaining) that the Transaction is in the best interests of the Company and is substantively and procedurally fair to the affiliated and unaffiliated shareholders of the Company, including shareholders who will receive cash in lieu of fractional shares and the Continuing Shareholders who will remain shareholders of the Company after the Transaction. After studying the Transaction and its anticipated effects on our shareholders, the Board of Directors unanimously approved (with Mr. Schermer, Jr. and Mr. Schermer, Sr. abstaining) the Transaction and deemed it procedurally and substantively fair to all of the Company’s affiliated and unaffiliated shareholders and to the Company.
      The Board of Directors also considered certain factors related to the analyses of Donnelly Penman in determining the fairness of the Transaction to all of our unaffiliated shareholders, as outlined below.

Procedural Fairness
      The Board of Directors determined not to condition the approval of the Transaction on approval by a majority of unaffiliated shareholders for several reasons. First, the Board of Directors believes that any such vote would not provide additional protection to those unaffiliated shareholders (shareholders who are neither executive officers nor directors) who will be cashed out in the Transaction because 99% of the shares held by unaffiliated shareholders are held by shareholders who would not be cashed out in the Transaction and who may therefore have different interests from the unaffiliated shareholders who would be cashed out in the Transaction. In addition, approximately 75.6% of our record holders hold fewer than 300 shares of our Common Shares. Due to the small number of shares that they hold, the Board of Directors believes that these shareholders have historically been inactive and have not consistently voted their shares at meetings of the shareholders. The Transaction is also a matter that could not be voted on by brokers without instruction from the beneficial owners of the shares. Therefore, shares beneficially owned by holders of small numbers of shares held in brokerage accounts might be unlikely to be voted. Finally, the Board of Directors also was advised that the vote of a majority of unaffiliated shareholders was not required under Michigan law.
      No unaffiliated representative acting solely on behalf of the shareholders for the purpose of negotiating the terms of the Transaction or preparing a report covering the fairness of the Transaction was retained by Meritage. The Board of Directors determined that an unaffiliated representative was not necessary to ensure the procedural and substantive fairness of the Transaction because it believed that there was sufficient representation in the decision-making at the Board of Directors level to protect the interests of unaffiliated shareholders. The Board of Directors believes that it conducted a complete and thorough evaluation of the proposed Transaction. Moreover, the Board of Directors received an opinion from the financial advisor it retained that, as of the date of the opinion, the per share cash consideration payable to Cashed Out Shareholders is fair, from a financial point of view. In addition, the Board of Directors took note of the fact that the interests of unaffiliated shareholders inherently varied depending upon whether any particular unaffiliated shareholder held 300 shares or more or held fewer than 300 shares, and believed that the expense of separate representatives and advisors for each of these classes would have been cost prohibitive. Our Board of Directors views the fairness opinion provided by the financial advisor, and the other matters discussed in this Proxy Statement, as affording adequate procedural safeguards to our shareholders, both Cashed Out Shareholders and Continuing Shareholders, without the expense of multiple financial or legal advisors.
      Our Board of Directors did not consider the steps discussed above necessary to ensure the fairness of the Transaction. It was determined that these steps would be costly and would not provide any meaningful additional benefits. The Board of Directors invoked procedural safeguards by its engagement of Donnelly Penman to render an opinion as to the fairness, from a financial point of view, of the Transaction to holders of shares of the Company’s Common Shares who will receive cash payments for their pre-split shares and will not be Continuing Shareholders of the Company. While Donnelly Penman expressed no opinion as to the fairness of the Transaction to our Continuing Shareholders, the Board of Directors relied significantly on the independent determination of Donnelly Penman of the price at which shares of pre-split Common Shares would be cashed out in the Transaction to conclude that the Transaction is procedurally fair to the shareholders who would remain shareholders after the Transaction. The Board also recognized and acknowledged in Donnelly Penman’s presentation that the opinion analysis was predicated on the use of projections provided by the management of Meritage that included, among other assumptions, a settlement of the lawsuit brought by Meritage against O’Charley’s Inc. Our Board of Directors also determined that it would be procedurally fair to require that Robert E. Schermer, Jr., our Chief Executive Officer, and Robert E. Schermer, Sr., our Chairman of the Board, abstain from voting as a member of the Board of Directors on the Transaction. As a result, none of the members of the Board of Directors voting on the Transaction are employees of Meritage. With Mr. Schermer, Jr. and Mr. Schermer, Sr. abstaining, the Transaction was approved by the Board unanimously. The Board of Directors determined that the ability of shareholders to elect to continue as a shareholder or be cashed out through the acquisition or liquidation, respectively, of Common Shares affords the Transaction the element of procedural fairness. See “— Advantages of the Transaction” below.

      Our Board of Directors believes that the Transaction is in the best interests of, and is procedurally fair to, our unaffiliated shareholders, including both Cashed Out Shareholders and Continuing Shareholders, notwithstanding the absence of an unaffiliated shareholder representative or unaffiliated shareholder approval requirement.

Substantive Fairness
      The Board of Directors considered the factors below, in addition to the factors listed above relating to the analysis of Donnelly Penman in determining the fairness of the Transaction, in reaching its conclusion as to the substantive fairness of the Transaction to our unaffiliated shareholders, including both the Cashed Out Shareholders and Continuing Shareholders. The Board of Directors did not assign specific weight to the following factors in a formulaic fashion but placed special emphasis on the opportunity for minority shareholders to sell their holdings at a premium, as well as the significant cost and time savings for the Company, which it believes indirectly benefits the Continuing Shareholders.
      In evaluating the fairness of the Transaction with respect to unaffiliated shareholders in particular, the Board of Directors noted that the Transaction would not differentiate between affiliated shareholders and unaffiliated shareholders on the basis of affiliate status, despite the fact that no affiliated shareholder owned fewer than 300 Common Shares at the Record Date. The sole determining factor in whether a shareholder will become a Cashed Out Shareholder or a Continuing Shareholder as a result of the Transaction is the number of Common Shares held by such shareholder as of the effective time of the Transaction. The Board of Directors also noted, as described in greater detail in the section below entitled “Fairness of the Transaction — Advantages of the Transaction — No material change in percentage ownership of Continuing Shareholders,” that the percentage ownership of Continuing Shareholders, whether affiliated or unaffiliated, will be approximately the same as it was prior to the Transaction. The Board of Directors determined that since the Transaction will not differentiate between affiliated shareholders and unaffiliated shareholders on the basis of affiliate status, the Transaction affords the element of substantive fairness. See “— Advantages of the Transaction” below.
      The conclusions concerning the substantive fairness of the Transaction are based upon the analyses, conclusions and recommendations of the Board of Directors and the delivery of the opinion of Donnelly Penman that, as of the date of the opinion, the per share cash consideration payable to the Cashed Out Shareholders is fair, from a financial point of view. The Board of Directors expressly adopted the analysis and conclusions of Donnelly Penman as contained in Donnelly Penman’s fairness opinion. Donnelly Penman did not give strong consideration to the net book value because net book value does not give consideration to the future cash flows that will be generated by the business. The Board of Directors did not consider whether the consideration to be paid to Cashed Out Shareholders in the Transaction constituted fair value in relation to the Company’s going concern value or liquidation value. The Board of Directors did, however, consider Donnelly Penman’s discounted cash flow analysis consisting of an estimate of projected future cash flows for the Company for the fiscal years ending November 2006 through 2011. The Board of Directors believes that, because the Company is a viable going concern, its liquidation value would be significantly lower than its valuation as a going concern and would therefore not provide a useful valuation methodology in determining the substantive fairness of the Transaction. As a result, an appraisal of Meritage’s assets to determine or estimate the Company’s liquidation value was not conducted as part of the Board of Directors evaluation of the Transaction and was not requested as part of Donnelly Penman’s analysis. See “— Fairness Opinion of Financial Advisor” below.

Advantages of the Transaction:
      (1) Opportunity for unaffiliated shareholders holding less than 300 Common Shares to sell holdings at a premium to the current market trading price and without incurring brokerage commissions.
      In connection with the Transaction, the Board of Directors determined that the fair price for this transaction to Cashed Out Shareholders is $5.25 per pre-split share. The $5.25 cash out consideration represents a 26.2% premium over the closing price for the Common Shares on August 2, 2006 (the date that Donnelly Penman’s report was given to the Board) which was $4.16 per share. The Board of Directors also considered the analyses of Donnelly Penman delivered at its August 2, 2006 meeting in which Donnelly Penman reported that (i) the closing price as of August 2, 2006 was $4.15; (ii) for the past 30 trading days, as of August 2, 2006, the historical average price was $4.20; for the past 90 trading days, as of August 2, 2006, the historical average price was $4.29; and for the past calendar year, as of August 2, 2006, the historical average price was $4.60. The Board of Directors determined that the $5.25 per pre-split share be the appropriate cash out price. The Board of Directors believes this consideration is fair to the unaffiliated Cashed Out Shareholders as a result of the independent fairness opinion because it provides them an opportunity to liquidate their holdings at a fair price without brokerage commissions.
      (2) Significant cost and time savings for the Company.
      By reducing the number of shareholders of record to fewer than 300 and deregistering the Common Shares under the Exchange Act, we expect to save (i) approximately $160,000 per year in professional fees and expenses that we have historically incurred in connection with the preparation and filing of reports required by the Exchange Act, and (ii) approximately $175,000 in one-time expenses that otherwise would have been incurred in connection with compliance with the internal control audit requirements of Section 404 of Sarbanes-Oxley. The termination of reporting obligations will also alleviate a significant amount of time and effort previously required of our executive officers to prepare and review these ongoing reports and filings. See “Reasons for the Transaction” for a more detailed discussion of these cost savings.
      (3) Ability to control decision to remain a holder of Common Shares or liquidate Common Shares.
      Another factor considered by the Board of Directors in determining the fairness of the Transaction to unaffiliated shareholders is that current holders of fewer than 300 Common Shares may elect to remain shareholders of the Company following the Transaction by acquiring additional shares before the Transaction so that they own at least 300 shares of the Common Shares at the time of the Reverse Stock Split. Conversely, shareholders that own 300 or more Common Shares who desire to liquidate their shares in connection with the Transaction at the premium price offered may reduce their holdings to less than 300 shares by selling or transferring shares prior to the Transaction. The Board of Directors considers the structure of the going private transaction to be fair to unaffiliated shareholders because it allows them a measure of control over the decision of whether to remain shareholders after the Transaction or to receive the cash consideration offered in connection with the Transaction. While the trading market for the Company’s Common Shares has historically been limited, the Board of Directors believed that with the relatively small number of shares affected by the Transaction there would be sufficient trading volume to enable shareholders wishing to either remain as shareholders of the Company or to take advantage of the cash-out provisions of the Transaction to either sell or buy additional shares to effectuate such desire.
      (4) No material change in percentage ownership of Continuing Shareholders.
      Because only an estimated 34,000 out of 5,440,598 shares of the Common Shares will be eliminated as a result of the Transaction, the percentage ownership of Continuing Shareholders will be approximately the same as it was prior to the Transaction. For example, Robert E. Schermer, Jr. and Robert E. Schermer, Sr. beneficially owns approximately 26.1% and 15.3%, respectively, of the outstanding Common Shares and will beneficially own approximately 26.2% and 15.4%, respectively, of the Common Shares following completion of the Transaction. Mr. Schermer, Jr. and Mr. Schermer, Sr., together with our officers and directors, currently beneficially own approximately 55.2% of the outstanding Common Shares and will beneficially own approximately 55.5% of the Common Shares following completion of the Transaction.
      (5) Protects proprietary information that Meritage is required to disclose by being a public company.
      As a public company, we are required to disclose financial and other information regarding our operations. Because many of our competitors are not public companies and are, therefore, not subject to similar disclosure obligations, we believe that we are competitively disadvantaged by publicly disclosing detailed operational and financial information when non-public competitors are not required to make comparable disclosures.

Disadvantages of the Transaction:
      (1) Substantial or complete reduction of public sale opportunities.
      Following the Transaction, and the subsequent deregistration of the Common Shares under the Exchange Act, we anticipate that the public market for Common Shares will be substantially reduced or eliminated altogether. Shareholders of the Company likely will no longer have the option of selling their Common Shares in a public market. While shares may be listed in the “pink sheets,” any current public market for the Common Shares likely will be highly illiquid after the suspension of our periodic reporting obligations and the de-listing of the Common Shares from the American Stock Exchange.
      (2) Termination of publicly available information.
      Upon terminating the registration of the Common Shares under the Exchange Act, our duty to file periodic reports with the SEC will be suspended. Information regarding our operations and financial results that is currently available to the general public and our investors will not be available after we have terminated the registration of the Common Shares. Upon our suspension of filing reports with the SEC, investors seeking information about Meritage will have to contact us directly to receive such information. We cannot assure you that we will provide the requested information to an investor. While the Company acknowledges the circumstances in which such termination of publicly available information may be disadvantageous to our shareholders, it believes that the overall benefits to the Company of no longer being a public reporting company substantially outweigh the disadvantages thereof, and, accordingly, the Company believes that the Transaction is in the best interests of the Company.
      (3) Possible significant decline in the value of the Common Shares.
      Because the limited liquidity for the Common Shares (as described in paragraph (1) above), the termination of the Company’s obligation to publicly disclose financial and other information following the Transaction, and the deregistration of the Common Shares under the Exchange Act (as described in paragraph (2) above), and the diminished opportunity for shareholders of the Company to monitor the management of the Company due to the lack of public information, Continuing Shareholders may experience a significant decrease in the value of their Common Shares.
      (4) Inability to participate in any future increases in value of Common Shares.
      Cashed Out Shareholders will have no further financial interest in the Company with respect to their cashed out shares and thus will not have the opportunity to participate in the potential appreciation in the value of such shares. The Board of Directors determined that this factor does not make the Transaction unfair to unaffiliated shareholders because those unaffiliated shareholders who wish to remain shareholders after the Transaction can do so by acquiring additional shares so that they own at least 300 Common Shares immediately before the Transaction.
      The Board of Directors believes that the factors mentioned above, when viewed together, support a conclusion that the Transaction is fair to the Company’s unaffiliated shareholders because under the proposed Transaction, Cashed Out Shareholders will receive an amount per Common Share which represents a premium over current and historical market prices of the Common Shares. Unaffiliated shareholders will have some control over whether they remain shareholders after the Transaction by acquiring additional shares so that they own at least 300 Common Shares immediately before the Transaction. Those unaffiliated shareholders who continue as shareholders following the Transaction will maintain approximately the same percentage ownership that they had prior to the Transaction. The potential loss of liquidity in Common Shares does not appear to be a significant loss given the existing limited trading volume of the Common Shares. Furthermore, the Board of Directors believes that any disadvantages associated with the reduction in public information available regarding our operations and financial results will be offset by the savings in costs and management time expected to be realized from termination of our public reporting obligations.

Fairness Opinion of Financial Advisor

Opinion of Financial Advisor
      On June 16, 2006, the Company engaged Donnelly Penman to act as advisor to the Board of Directors with regards to the transaction and render its report and opinion with respect to the fairness of the transaction to the unaffiliated shareholders. At the August 2, 2006 meeting of the Board of Directors, Donnelly Penman gave an oral opinion that as of that date and based upon and subject to the matters and assumptions contained in such opinion, the consideration to be received by the unaffiliated shareholders of the Company in connection with the proposed $5.25 per share price offered in the Transaction, was fair to such shareholders from a financial point of view. Pursuant to the Company’s request, Donnelly Penman confirmed its verbal fairness opinion with a written fairness opinion dated August 8, 2006 in which it stated that, as of August 2, 2006, the $5.25 per share price offered in the Transaction was fair from a financial point of view to the Company’s unaffiliated shareholders. This fairness opinion is attached to this proxy statement as Annex B.
      THE COMPLETE TEXT OF DONNELLY PENMAN’S OPINION IS ATTACHED HERETO AS ANNEX B, AND THE SUMMARY OF THE OPINION SET FORTH BELOW. SHAREHOLDERS ARE URGED TO READ THE OPINION CAREFULLY IN ITS ENTIRETY FOR A DESCRIPTION OF THE PROCEDURES FOLLOWED, THE LIMITATIONS ON THE REVIEW MADE, THE FACTORS CONSIDERED AND THE ASSUMPTIONS MADE BY DONNELLY PENMAN. THE OPINION WAS PROVIDED FOR THE INFORMATION AND ASSISTANCE OF THE BOARD OF DIRECTORS WITH THEIR CONSIDERATION OF THE GOING PRIVATE TRANSACTION AND DOES NOT CONSTITUTE A RECOMMENDATION AS TO HOW THE MERITAGE SHAREHOLDERS SHOULD VOTE ON THE PROPOSAL.
      Donnelly Penman’s opinion and analyses were only one of many factors considered by the Board of Directors in their evaluation of the Transaction and should not be viewed as determinative of the views of the Board of Directors with respect to the Transaction. The Board of Directors retained Donnelly Penman based upon Donnelly Penman’s experience in the valuation of businesses and their securities in connection with going private transactions, recapitalizations and similar transactions. Donnelly Penman is a regional investment banking firm of recognized standing. As part of its investment banking services, they are regularly engaged in the valuation of corporate entities on a stand-alone basis or in connection with capital raising, going private and merger and acquisition transactions. Donnelly Penman has a historical relationship with the Company; however Donnelly Penman has not been the exclusive advisor for the Company during the course of its relationship. The fairness opinion is directed only to the fairness, from a financial point of view, of the consideration to be received in cash by the unaffiliated shareholders and is not intended to constitute and does not constitute a recommendation as to whether the unaffiliated shareholders should vote for the Transaction. The consideration to be received by the unaffiliated shareholders who will be cashed out was determined by the management, and approved unanimously by the Board of Directors (with Robert E. Schermer, Jr. and Robert E. Schermer, Sr. abstaining) by a vote of 4 to 0. Meritage shareholders are urged to read the text of Donnelly Penman’s fairness opinion, which is attached hereto as Annex B, carefully in its entirety.
      Meritage has agreed to pay Donnelly Penman a fee of $30,000, plus reimbursement of its out-of-pocket expenses, for providing its fairness opinion. No portion of Donnelly Penman’s fee is contingent upon the conclusions reached in the Donnelly Penman opinion. Meritage has agreed to indemnify and hold harmless Donnelly Penman, or any employee, agent, officer, director, attorney, shareholder against and from all losses arising out of or in connection with its engagement by the Board of Directors.
      In connection with its opinion, Donnelly Penman made such reviews, analyses and inquiries as it deemed necessary and appropriate under the circumstances. Among other items, Donnelly Penman:

1. held conversations with independent Board Directors and the Company’s counsel to discuss the Transaction;

2. met with certain members of the senior management of the Company to discuss the Transaction, operations, financial condition, future prospects, and projected operations and performance of the Company;

3. visited the Company’s headquarters located in Grand Rapids, MI and certain of the Company’s restaurants;

4. reviewed the Company’s SEC filings on Form 10-K for the three fiscal years ended November 30, 2003, November 28, 2004 and November 27, 2005 and quarterly reports on Form 10-Q for the quarters ended February 26, 2006 and May 28, 2006, which the Company’s management has identified as being the most current quarterly financial statements available;

5. reviewed certain non-public internally prepared financial statements for the three fiscal years ended November 30, 2003, November 28, 2004 and November 27, 2005 and the year-to-date periods ended February 26, 2006 and May 28, 2006 for the Company;

6. reviewed certain non-public forecasts and projections prepared by the Company’s management with respect to the Company, and its individual segments, for the fiscal years ended November 28, 2006 through 2011 (See “Financial Statements — Summary Forecast”);

7. reviewed the projected terms, provided by management, relating to a proposed settlement of the lawsuit brought by Meritage against O’Charley’s including the possible divestiture of certain properties;

8. reviewed the Company’s Confidential Information Memorandum dated July, 2006;

9. reviewed Board of Directors minutes from 2004 through 2006;

10. reviewed a draft copy of the perspective Proxy Statement relating to the shareholder meeting that will be held to vote on the Transaction;

11. reviewed the ownership structure of the Company;

12. created various analysis models including a discounted cash flow analysis, comparable transaction analysis, comparable public company analysis and other financial analyses;

13. reviewed the historical market prices and trading volume for the Company’s publicly traded securities;

14. reviewed certain other publicly available financial data regarding publicly traded companies that we deem comparable to the Company;

15. reviewed certain other publicly available financial data for certain companies that we deem comparable to the Company; and

16. Reviewed such other financial and industry data and performed such other analysis and took into account such other matters as we deemed necessary.
      In connection with rendering its opinion to the Company, Donnelly Penman performed a variety of financial analyses, which are summarized below. Donnelly Penman believes that its analyses must be considered as a whole and that selecting portions of its analyses and the factors considered by it, without consideration of all factors and analyses, could create a misleading view of the analyses and the processes underlying Donnelly Penman’s fairness opinion. Donnelly Penman arrived at its fairness opinion based on the results of all the analyses it undertook, assessed as a whole, and it did not draw conclusions from or with regard to any one method of analysis. Donnelly Penman relied on projections and pro forma financial adjustments provided by management, including but not limited to the terms of a proposed settlement of the lawsuit brought by the Company against O’Charley’s, in ultimately arriving at its conclusion. The preparation of a fairness opinion is a complex process involving subjective judgments and is not necessarily susceptible to partial analysis or summary description.

Summary Of Financial Analyses Performed By Donnelly Penman
      In this summary, the range of operating enterprise value is the value of the Meritage business as derived by Donnelly Penman using three primary methods (as described below in further detail). The ranges from each of the three approaches were similar and no approach was assigned a greater weight than any other approach.

Based on these ranges, Donnelly Penman concluded an operating enterprise value of $8.8 million to $18.3 million. The operating enterprise value is strictly reflective of the business operations of Meritage, and does not include the Company’s cash, non-operating assets, value of its real estate (19 properties), or the Company’s O’Charley’s operations. Based on the Company’s pending lawsuit with O’Charley’s Inc., Donnelly Penman considered the operating enterprise value of the Company excluding the O’Charley’s operations, and subsequently made a pro forma balance sheet adjustment to reflect this fact. Additionally, as the value of the real estate was considered separately, an adjustment was made to the Company’s occupancy expense as if the Company leased all of its locations. To this operating enterprise value range of $8.8 million to $18.3 million, Donnelly Penman added the value of Meritage’s real estate, cash and note receivable, resulting in an enterprise value range of $35.0 million to $44.5 million. Certain liabilities including indebtedness and unearned vendor allowances were subtracted from the enterprise value range of $35.0 million to $44.5 million, resulting in a range of equity values of approximately $16.5 million to $26.0 million. The outstanding Class A preferred stock and the buy-out cost associated with certain outstanding options were subtracted from the equity value range, resulting in a final common equity range of $15.0 million to $24.5 million, which was then divided by the 5.4 million outstanding Common Shares to determine the common equity value on a per share basis. The per share common equity value range was estimated to be $2.76 per share to $4.50 per share. This per share range along with other quantitative and qualitative factors were taken into account and then compared to the price of $5.25 per share that management proposed and the Board of Directors approved related to the Transaction, when determining the fairness of the consideration to be paid in the Transaction.
      Donnelly Penman was not provided with any specific instructions or guidelines, in the preparation of the fairness opinion, by the Board of Directors. Additionally there were no limitations imposed on Donnelly Penman, in the preparation of the fairness opinion, with regard to the preparation and issuance of the fairness opinion. Donnelly Penman utilized several methodologies to assess the fairness of the consideration to be received by the unaffiliated shareholders in connection with the Transaction. The following is a summary of the material financial analyses used by Donnelly Penman in connection with providing its opinion related to the Transaction. The full text of such opinion, is attached as Annex B to this proxy statement and incorporated into this proxy statement by reference.
      Donnelly Penman’s analysis included a value range, as of the date of this opinion, of the enterprise value (“EV” equity value plus all of the interest bearing debt and other debt) and per share common equity value of Meritage utilizing (i) a discounted cash flow methodology, (ii) a comparable transaction methodology, and (iii) a comparable public company methodology. Donnelly Penman also performed a premiums paid analysis in order to compare the premium offered in this Transaction to premiums observed in other similar transactions.
      With respect to the comparable public company analysis and comparable transaction analysis summarized below, no public company utilized as a comparison is identical to the Company, and such analyses necessarily involve complex considerations and judgments concerning the differences in financial and operating characteristics of the financial institutions and other factors that could affect the acquisition or public trading values of the financial institutions concerned. The forecasted financial information furnished by the Company’s management contained in or underlying Donnelly Penman’s analyses is not necessarily indicative of future results or values, which may be significantly more or less favorable than such forecasts and estimates. The forecasts and estimates provided to Donnelly Penman by the management of Meritage were based on numerous variables and assumptions that are inherently uncertain, including without limitation the potential outcome of the settlement discussions between Meritage and O’Charley’s relating to a lawsuit brought by Meritage against O’Charley’s, and other factors related to general economic and competitive conditions. In that regard, Donnelly Penman assumed, with the Company’s consent, that the financial forecasts had been reasonably prepared by management on a basis reflecting the best currently available judgments of management, and that such forecasts will be realized in the amounts and at the times contemplated thereby.
      In its analyses, Donnelly Penman made numerous assumptions with respect to industry performance, business and economic conditions and other matters, many of which are beyond the control of the Company. These assumptions include: (i) the expectation that no material adverse changes will occur relating to the

Company’s management, its franchisors, the business or its relationship with suppliers; (ii) the expectation that general economic conditions will neither deteriorate nor improve significantly relative to their current state; (iii) the expectation that no significant industry regulations or events that would impair the Company’s ability to earn income at projected levels will occur; and (iv) the expectation that industry trading and transaction multiples will not change significantly from current values.
      The following is a brief summary of the analyses performed by Donnelly Penman in connection with its fairness opinion:

•	Discounted Cash Flow Methodology. Donnelly Penman prepared an estimate of projected future cash flows for the Company for the fiscal years ending November 2006 through 2011. These estimates were derived from the financial projections provided and deemed reasonable by the Company’s management. In preparing these estimates, Donnelly Penman analyzed historical financial results and held discussions with the Company’s management regarding the Company’s business strategy, customers and markets, operating structure, cost structure, and capital requirements.

The resulting cash flows, less the fair market rents provided by management for the Company owned properties, were then discounted to a present value using a range of discount rates between 13.0% and 14.0%, based on an estimate of Meritage’s weighted average cost of capital, which represents the blended after-tax costs of debt and equity. In estimating the appropriate debt and equity weightings, Donnelly Penman has utilized a capital structure that is consistent with companies comparable to the Company and Donnelly Penman believes is reasonable for the Company. Donnelly Penman also estimated the residual value for the Company using a range of earnings before interest, taxes, depreciation and amortization (“EBITDA”) multiples of 6.0x to 8.0x, which is an approximation derived from the EBITDA multiples of comparable transactions (see Comparable Transaction Methodology) and applied to the Company’s projected 2011 fiscal year adjusted EBITDA of $2.9 million (which has been adjusted to reflect the additional pro forma occupancy expense). The discounted cash flow analysis implied an operating enterprise value of $12.9 million to $16.7 million.

Donnelly Penman then divided the cash flow or fair market rents of the Company owned real estate of $2.2 million by a relevant capitalization rate of 7.5%, both of which estimates were based on information provided by management that was derived by analyzing the most recent offers for some of the properties (they are being passively marketed currently) along with the capitalization rates for the previous sales of Company owned properties, in order to derive an implied value of the Company-owned real estate of $24.2 million, which is net of certain selling expenses, loan prepayment penalties and capital gain taxes.

Thus the operating enterprise value indicated by the discounted cash flow analysis, coupled with the implied value of the Company’s real estate, plus cash and non-operating assets, less long term debt obligations, other non-operating liabilities, Series A preferred stock and the cost associated with the buy-out of certain outstanding stock options, results in a common equity value range of $19.1 million to $22.9 million. The resulting indicated range of per share common equity value from the discounted cash flow methodology was $3.52 per share to $4.21 per share.

This analysis does not purport to be indicative of actual values or actual future results and does not purport to reflect the prices at which any securities may trade at the present or at any time in the future. Donnelly Penman included this analysis because it is a widely used methodology, but noted that the results of such methodology are highly dependent upon the numerous assumptions that must be made, including earnings growth rates, future capital expenditures, terminal values, capitalization rates and discount rates.

•	Comparable Transaction Methodology. The comparable acquisition approach seeks to estimate the price at which a company would “trade in the market for corporate control.” Donnelly Penman reviewed comparable transactions with announcement dates between August 1, 2003 and August 1, 2006 that had publicly-disclosed information and for which purchase price multiples could be derived.

Target companies were required to have SIC codes of 5812 or the business description must have included restaurant and franchise, franchisor or franchisee.

Debt-free implied multiples for selected transactions were derived by dividing the enterprise value represented by each of the transactions by latest twelve months (“LTM”) Revenue and EBITDA. Enterprise value is defined as total consideration paid for the target company, including any assumption of debt. Transaction multiples were identified and selected based on their common usage in measuring and comparing transactions. These multiples vary, reflecting differing financial performance of the underlying company and differing transaction dynamics, including expected synergies.

Similar to the comparable company approach, Donnelly Penman evaluated the enterprise value (business value) in relation to its LTM Revenue and LTM EBITDA. On this basis, the comparable transaction group had the following announced transaction multiples:

•	EV/ Revenue multiples had a median of 0.7x, a mean of 0.7x and a range of 0.3x to 1.0x.

•	EV/ EBITDA multiples had a median of 7.7x, a mean of 7.5x and a range of 4.1x to 12.3x.

Given the methodology discussed above, the implied range of operating enterprise value for the Company was $5.4 million to $16.1 million. Adding the implied value of the Company’s real estate, cash and non-operating assets to the operating enterprise value indicated by the comparable transaction methodology, less long term debt obligations, other non-operating liabilities, Series A preferred stock and the cost associated with the buy-out of certain outstanding stock options, results in a common equity value range of $11.5 million to $22.3 million. The resulting indicated range of per share common equity value from the comparable transaction methodology was $2.12 per share to $4.09 per share.

Donnelly Penman notes that no selling company reviewed was identical to the Company and that, accordingly, any analysis of comparable transactions necessarily involves complex considerations and judgments concerning differences in financial and operating characteristics of the parties to the transactions being compared.

•	Comparable Public Company Methodology. Donnelly Penman compared selected operating results of the Company to a select group of publicly traded companies that operate in the quick service restaurant segment. Donnelly Penman deemed the selected companies to be reasonably comparable to Meritage based on the industry which Meritage operates, its principal competitors and its business risk profile. Donnelly Penman views a company’s public valuation as a function of enterprise value as a ratio to Revenue and EBITDA. Donnelly Penman believes that the public market provides objective evidence as to value.

Donnelly Penman advised Meritage that the majority, but not all, of the companies selected have greater revenue, higher profit margins and greater growth prospects than Meritage. Donnelly Penman advised Meritage that there were additional publicly traded restaurant companies that could have been utilized for comparative purposes; however, the financial results and multiples of these other companies would not have been as comparative given that they are in a different segment of the restaurant industry, and therefore, they have different capital requirements (more capital) and different cost structures (labor and food costs).

In this analysis, Donnelly Penman selected and reviewed the following companies: Back Yard Burgers Inc. (NasdaqSC:BYBI), Burger King Corporation (NYSE:BKC), Good Times Restaurants Inc. (NasdaqSC:GTIM), Jack in the Box Inc. (NYSE:JBX), McDonald’s Corp. (NYSE:MCD), Sonic Corp. (NasdaqNM:SONC), Wendy’s International Inc. (NYSE:WEN) and Yum! Brands Inc. (NYSE:YUM).

Donnelly Penman’s selection of market multiples for Meritage was based upon a comparative analysis of the comparable companies and Meritage that generally focused on qualitative considerations as well as quantitative considerations such as size, profitability, growth history and expectations. No one factor was determinative in the analysis. Donnelly Penman derived indications of the enterprise value of

Meritage by applying selected Revenue and EBITDA multiples to Meritage’s LTM results. The results of the analysis were as follows:

•	EV/ Revenue multiples had a median of 1.5x, a mean of 1.5x and a range of 0.6x to 2.7x.

•	EV/ EBITDA multiples had a median of 9.0x, a mean of 9.9x and a range of 6.2x to 16.9x.

Given the methodology discussed above, the implied range of operating enterprise value for the Company was $8.1 million to $22.1 million. Adding the implied value of the Company’s real estate, cash and non-operating assets to the operating enterprise value indicated by the comparable public company methodology, less long term debt obligations, other non-operating liabilities, Series A preferred stock and the cost associated with the buy-out of certain outstanding stock options, results in a common equity value range of $14.3 million to $28.3 million. The resulting indicated range of per share common equity value from the market multiple methodology was $2.63 per share to $5.20 per share.

No company used in the above analyses as a comparison is identical to the Company. Accordingly, an analysis of the results of the foregoing necessarily involves complex considerations and judgments concerning differences in financial and operating characteristics of the companies and other factors that could affect the trading values of the Company and the companies to which it is being compared.

•	Determination of Equity Value. As set forth above, Donnelly Penman calculated the operating enterprise value range of Meritage based on the (i) discounted cash flow analysis, (ii) the comparable transaction approach and (iii) the comparable public company approach. To this figure, the value of the real estate, cash and note receivable were added to calculate the enterprise value range. These analyses are summarized as follows:

	Low Indication of EV	High Indication of EV

• Discounted Cash Flow Approach	$39.1 million	$42.9 million
• Comparable Transaction Approach	$31.6 million	$42.3 million
• Comparable Public Company Approach	$34.3 million	$48.3 million

Based upon the aforementioned analyses, Donnelly Penman selected a range of Meritage’s EV of $35.0 million to $44.5 million.

Donnelly Penman then made certain adjustments to the selected enterprise value range to determine the range of Meritage’s common equity value. Such adjustments, which totaled ($20.0 million), included subtracting certain liabilities, including outstanding indebtedness and unearned vendor allowances, as well as the outstanding Class A preferred stock and the cost associated with the buy-out of outstanding stock options. The aforementioned analyses resulted in a range of common equity value (enterprise value less the adjustments discussed above) for Meritage of $15.0 million to $24.5 million or $2.76 to $4.50 per share.

•	Net Book Value. The net book value or net equity method implies that a company is worth its accumulated retained earnings, or deficit, plus its original capitalization. Net book value is primarily an amount arrived at over a company’s existence which reflects accounting history expressed in unadjusted dollars. Net book value is an accounting concept that generally reflects the assets of the business at historical costs (less accumulated depreciation or amortization) and liabilities at amounts owed. Used as an analysis methodology, the net book value does not give consideration to the future cash flows that will be generated by the business and thus was not strongly considered by Donnelly Penman. Donnelly Penman considered a pro forma net book value of approximately ($2.8 million) for Meritage at June 25, 2006. For the purposes of determining net book value, Donnelly Penman was provided pro-forma financial adjustments from the management of Meritage to reflect a potential settlement of a lawsuit brought by Meritage against O’Charley’s which included a sale of certain real estate assets.

•	Recent Trading Analysis. Donnelly Penman analyzed the quoted trades listed on the American Stock Exchange Board for Meritage Hospitality Group Inc. (AMEX: MHG) for varying historical periods. Donnelly Penman used a simple average of the closing Common Share price quoted for a period of 20, 30, 60 and 90 trading days and one calendar year. Only days in which the security actually traded were counted in the simple average. The closing price as of August 2, 2006 was $4.15. For the past 30 trading days, as of August 2, 2006, the historical average price was $4.20 with a cumulative period volume of 80,000 compiled over 19 distinct trading days. For the past 90 trading days, as of August 2, 2006, the historical average price was $4.29 with a cumulative period volume of 345,100 compiled over 66 distinct trading days. For the past calendar year, as of August 2, 2006, the historical average price was $4.60 with a cumulative period volume of 664,300 compiled over 175 distinct trading days. It should be noted that volume may reflect “double counting” due to both the buy and sell side of a transaction being counted. In addition, the prices and volumes displayed are from the trading information provided by Capital IQ, a third party data provider, and may not reflect all transactions that occurred over the aforementioned time period.

Utilizing the calculations discussed above, Donnelly Penman concluded that the relevant average trading values for the Company range from $4.20 to $4.60 per share.

•	Premium Paid Analysis. Based on data presented within the 1st Quarter 2006 Control Premium Study published by FactSet MergerStat, LLC. (“MergerStat”), Donnelly Penman examined the control premiums paid for publicly traded targets within the restaurant industry, as represented by companies within SIC code 5812. Eight transactions were highlighted by MergerStat that involved the acquisition of publicly traded restaurants with observed premiums. The median 1-day premium was 13.9%, with an average premium of 15.1% and a premium range from 5.8% to 39.1%. Applying the observed premiums to Meritage’s unaffected stock price as of August 2, 2006, the resulting indications of value of Meritage’s Common Shares ranged from a low of $4.39 per share to a high of $5.77 per share.

Donnelly Penman notes that no selling company reviewed was identical to the Company and that, accordingly, any analysis of comparable transactions necessarily involves complex considerations and judgments concerning differences in financial and operating characteristics of the parties to the transactions being compared.

•	Going Private Analysis. Donnelly Penman examined the 1-day, 5-day, 30-day and 60-day premiums paid in other going private transactions that were announced during 2005 and 2006. Donnelly Penman found that the median 1-day, 5-day, 30-day and 6-day premiums were 18.6%, 23.3%, 21.2% and not available, respectively. Applying the observed premiums to Meritage’s unaffected stock price as of August 2, 2006, the resulting indications of value of Meritage’s Common Shares ranged from a low of $4.92 per share to a high of $5.13 per share.

Determination of Fairness
      Donnelly Penman’s fairness opinion was directed to the Company’s Board of Directors and did not constitute a recommendation to the Company’s Board of Directors or the existing holders of Common Shares. Its fairness opinion is limited solely to the value of the Common Shares as of August 2, 2006, given the relevant market and Company specific information available at the present time, and the fairness of the Transaction from a financial point of view.
      On the basis of, and subject to the foregoing, after determining the common equity value of Meritage, and after consideration of multiples and premiums paid in comparable transactions, Donnelly Penman noted that the consideration of $5.25 per share as provided for in the Transaction is within the range of indicated value that is the result of Donnelly Penman’s analysis. Accordingly, Donnelly Penman determined that the consideration to be received by the unaffiliated shareholders in connection with the going private transaction is fair to them from a financial point of view.

      In arriving at its fairness opinion, Donnelly Penman reviewed key economic and market indicators, including, but not limited to, growth in the U.S. Gross Domestic Product, inflation rates, interest rates, consumer spending levels, manufacturing productivity levels, unemployment rates and general stock market performance. Donnelly Penman’s opinion is based on the business, economic, market and other conditions as they existed as of August 2, 2006, and on the financial projections of Meritage provided to Donnelly Penman. In rendering its opinion, Donnelly Penman relied upon and assumed, without independent verification, that the financial and other information provided to Donnelly Penman by the management of Meritage, including the financial projections, was accurate, complete and reasonably prepared and reflects the best currently available estimates of the financial results and condition of Meritage; that no material changes have occurred in the information reviewed between the date the information was provided and the date of the Donnelly Penman opinion; and that there were no facts or information regarding Meritage that would cause the information supplied by Donnelly Penman to be incomplete or misleading in any material respect. Donnelly Penman did not independently verify the accuracy or completeness of the information supplied to it with respect to Meritage and does not assume responsibility for it. Donnelly Penman also assumed that the transaction will be consummated in all material respects as described in the proxy statement. Donnelly Penman did not make any independent appraisal of the specific properties or assets of Meritage.
      DONNELLY PENMAN WAS NOT ASKED TO OPINE AND DOES NOT EXPRESS ANY OPINION AS TO: (I) THE TAX OR LEGAL CONSEQUENCE OF THE TRANSACTION; (II) THE REALIZABLE VALUE OF MERITAGE’S COMMON STOCK OR THE PRICE AT WHICH MERITAGE’S COMMON STOCK MAY TRADE; AND (III) THE FAIRNESS OF ANY ASPECT OF THE TRANSACTION NOT EXPRESSLY ADDRESSED IN ITS FAIRNESS OPINION.
      THE DONNELLY PENMAN OPINION DOES NOT ADDRESS THE COMPANY’S UNDERLYING BUSINESS DECISION TO DO THE TRANSACTION OR THE UNDERLYING BUSINESS DECISION OF THE BOARD OF DIRECTORS TO ENDORSE THE TRANSACTION, NOR DOES IT CONSTITUTE A RECOMMENDATION TO ANY SHAREHOLDER AS TO WHETHER THE SHAREHOLDER SHOULD VOTE FOR THE TRANSACTION.
      The Summary set forth above describes the material points of more detailed analyses performed by Donnelly Penman in arriving at its fairness opinion. The preparation of a fairness opinion is a complex analytical process involving various determinations as to the most appropriate and relevant methods of financial analysis and application of those methods to the particular circumstances and is therefore not readily susceptible to summary description. In arriving at its opinion, Donnelly Penman made qualitative judgments as to the significance and relevance of each analysis and factor. Accordingly, Donnelly Penman believes that its analyses and summary set forth herein must be considered as a whole and that selecting portions of its analyses, without considering all analyses and factors, or portions of this summary, could create an incomplete and/or inaccurate view of the processes underlying the analyses set forth in Donnelly Penman’s fairness opinion. In its analyses, Donnelly Penman made numerous assumptions with respect to Meritage, the transaction, industry performance, general business, economic, market and financial conditions and other matters, many of which are beyond the control of the respective entities. The estimates contained in such analyses are not necessarily indicative of actual values or predictive of future results or values, which may be more or less favorable than suggested by such analyses. Additionally, analyses relating to the value of businesses or securities of Meritage are not appraisals. Accordingly, such analyses and estimates are inherently subject to substantial uncertainty.
ADDITIONAL INFORMATION REGARDING THE TRANSACTION
Material Federal Income Tax Consequences
      The discussion of the United States federal income tax consequences set forth below is based on the law as currently in effect and as currently interpreted. The tax consequences to each shareholder will depend in part upon such shareholder’s particular situation. Special tax consequences not described herein may be applicable to particular classes of taxpayers, such as financial institutions, brokers, dealers, persons who are not citizens or residents of the United States, foreign corporations, tax exempt organizations, persons that acquired Common Shares as part of a straddle, hedge or other integrated instrument, and shareholders who acquired their Common Shares through the exercise of an employee stock option or otherwise as compensation.
Consequences of the Proposed Transaction
      The Transaction will not have material United States federal income tax consequences to the Company, to Mr. Schermer, Jr., Mr. Schermer, Sr. and the other directors and executive officers, or to shareholders who do not receive cash in lieu of fractional shares.
      The receipt of cash in lieu of fractional shares pursuant to the Reverse Stock Split will be a taxable transaction for the United States federal income tax purposes and also may be a taxable transaction under applicable state, local or foreign tax laws for shareholders receiving cash. Generally, a shareholder that receives cash in lieu of fractional shares pursuant to the Transaction will recognize gain or loss for United States federal income tax purposes in an amount equal to the difference between the amount of cash received in exchange for the fractional shares and such shareholder’s adjusted tax basis in the Common Shares. Provided that the Common Shares constitutes a capital asset in the hands of the shareholder, such gain or loss will be a capital gain or loss, and will be long-term gain or loss if the shareholder has held the Common Shares for more than one year at the time of sale. Under current law, the maximum United States federal income tax rate applicable to non-corporate taxpayers on net long-term capital gains is fifteen percent and the maximum regular United States federal income tax rate on ordinary income is thirty-five percent. The deductibility of capital losses is subject to limitations.
Backup Withholding
      A shareholder (other than exempt shareholders, including, among others, all corporations) that receives cash in lieu of a fractional share may be subject to twenty-eight percent backup withholding unless the shareholder provides its taxpayer identification number (“TIN”) and certifies that such number is correct or properly certifies that it is awaiting a TIN, or unless an exemption applies. A shareholder that does not furnish its TIN may be subject to a penalty imposed by the Internal Revenue Service (the “IRS”). If backup withholding applies to a shareholder, the corporation is required to withhold twenty-eight percent from payments to such shareholder. Backup withholding is not an additional tax. Rather, the amount of the backup withholding can be credited against the United States federal income tax liability of the person subject to the backup withholding, provided that the required information is given to the IRS. If backup withholding results in an overpayment of tax, a refund can be obtained by the shareholder upon filing an appropriate income tax return on a timely basis.
      ALL SHAREHOLDERS SHOULD CONSULT WITH THEIR OWN TAX ADVISORS AS TO THE PARTICULAR TAX CONSEQUENCES OF THE PROPOSED TRANSACTION TO THEM, INCLUDING THE APPLICABILITY AND EFFECT OF THE ALTERNATIVE MINIMUM TAX AND ANY STATE, LOCAL, OR FOREIGN INCOME AND OTHER TAX LAWS AND CHANGES IN SUCH TAX LAWS.
Special Interests of the Affiliated Persons
      In considering the recommendation of the Board of Directors with respect to the proposed Transaction, shareholders should be aware that the Company’s executive officer and directors have interests in the Transaction that are in addition to, or different from, the shareholders generally. These interests may create potential conflicts of interest and include the following:

•	each executive officer and each member of the Board of Directors holds shares or vested options in excess of 300 shares and will, therefore, retain Common Shares or options to purchase Common Shares after the Transaction;

•	as a result of the Transaction, the shareholders who own more than 300 Common Shares on the Effective Date of the Transaction, including the Company’s executive officer and directors, will slightly increase their percentage ownership interest in the Company because only an estimated 33,661 Common Shares (or 0.6% of the outstanding Common Shares) will be eliminated as a result of the Transaction. For example, assuming the Transaction is implemented and based on information and estimates of shares outstanding as of November 26, 2006, the beneficial ownership percentage of the Company’s executive officers and directors will increase from 55.2% to 55.5% (including exercisable options, preferred shares, warrants and shares held by family members) and the beneficial ownership percentage of Robert Schermer, Jr. and Robert Schermer, Sr. will increase from approximately 26.1% and 15.3%, respectively, to approximately 26.2% and 15.4%, respectively (including, in each case, exercisable options, preferred shares and warrants and shares held by family members); and

•	the legal exposure for board members of public companies has increased significantly, especially in the aftermath of recent legislation and related regulations. While there are still significant controls, regulations and liabilities for directors and executive officers of private companies, the legal exposure for the Company’s directors and executive officers will be reduced after the Transaction.
      Each of our executive officers and directors has indicated to the Company that he will vote his Common Shares in favor of the Transaction.
Recommendation of the Board of Directors
      The Board of Directors unanimously determined (with Mr. Schermer, Jr. and Mr. Schermer Sr. abstaining) that the Transaction is fair to, and in the best interests of, the Company and its shareholders.
      THE BOARD OF DIRECTORS RECOMMENDS THAT THE SHAREHOLDERS VOTE FOR THE APPROVAL AND ADOPTION OF THE CERTIFICATE OF AMENDMENT TO THE COMPANY’S ARTICLES OF INCORPORATION TO EFFECT THE TRANSACTION.
      The Board of Directors has retained the absolute authority to reject (and not implement) the Transaction (even after shareholder approval of the amendment). If for any reason the Transaction is not approved, or, if approved, not implemented, the Common Shares will not be deregistered under the Exchange Act unless and until such time as the Company otherwise is eligible and our Board of Directors decides to do so.
Material Terms
      The Board of Directors of the Company has approved a proposal that the Company effect a 1-for-300 reverse stock split of the Common Shares to be followed by a 300-for-1 forward stock split. We refer to these stock splits collectively as the Transaction. Immediately after giving effect to the reverse stock split, shareholders will hold one whole Common Share for each 300 Common Shares held thereby immediately prior to giving effect to the reverse stock split. The reverse stock split will be followed immediately by a 300-for-1 forward stock split of Common Shares. As a result of the Transaction, (a) each share of the Company’s Common Shares held by a shareholder holding fewer than 300 shares immediately before the effective time of the Reverse Stock Split will be converted into the right to receive $5.25 in cash; and (b) each Common Share held by a shareholder owning 300 or more shares will continue to represent one Common Share after completion of the Transaction.
      The Board of Directors of the Company may postpone or abandon the Transaction at any time prior to its effectuation for any reason.
Treatment of Fractional Shares
      Only shareholders holding 300 or fewer Common Shares at the effective time of the Transaction will be entitled to receive cash for fractional shares.

      After giving effect to the Transaction:

•	shareholders holding 300 or fewer Common Shares immediately prior to giving effect to the Transaction will no longer hold any Common Shares, but will instead be entitled to payment of $5.25 per pre-split Common Share held immediately prior to giving effect to the Transaction;

•	shareholders holding 300 or more Common Shares immediately prior to giving effect to the Transaction will continue to hold the same number of Common Shares and will not receive any cash.

•	the number of Common Shares into which the Company’s Series A Convertible Preferred Stock and Series B Convertible Preferred Stock may be converted will be unchanged; and

•	options and warrants evidencing rights to purchase Common Shares would be unaffected by the Transaction because the options will, after the Transaction, be exercisable into the same number of Common Shares as before the Transaction.
Deregistration of Common Shares
      Immediately after effecting the Transaction, the Company intends to terminate the registration of the Common Shares under the Exchange Act and the listing of the Common Shares on the American Stock Exchange. We understand that it may take as long as four weeks from the time we submit an application to withdraw the Common Shares from listing on the American Stock Exchange for the delisting to become effective, and to terminate our obligations with the Exchange to file reports. Therefore, to ensure that as a result of implementing the Transaction we avoid the expense associated with our listing on the AMEX, we expect to submit an application to withdraw the Common Shares from listing on the American Stock Exchange prior to the Special Meeting.
Suspension of Public Reporting Obligations
      If the Company effects the Transaction and the subsequent deregistration as described in this proxy statement, the Common Shares will no longer be registered and the Company will no longer be a reporting company under the Exchange Act. The Company will, therefore, cease to file annual, quarterly, current, and other reports and documents with the SEC, and shareholders will cease to receive annual reports and proxy statements. Persons that remain shareholders of the Company after the Transaction is effected will, therefore, have access to much less information about the Company and its business, operations, and financial performance.
Shareholder Approval
      The Transaction, of which the Reverse Stock Split is a part, requires the affirmative vote of the majority of outstanding shares of the Common Shares under the General Corporation Law of the State of Michigan. Robert Schermer, Jr., Robert Schermer, Sr. and our other officers and directors own approximately 55.2% of the Common Shares (or 43% of the Common Shares entitled to vote at the Special Meeting) and intend to vote in favor of the Transaction, essentially assuring approval of the Transaction. Submitting the Reverse Stock Split to a vote of holders of the Common Shares could benefit the Company. If a majority of the unaffiliated shareholders of the Company were to approve the Transaction, the Company could, in the event of the Transaction is judicially challenged, rely on that vote as proof of fairness of the Transaction to unaffiliated shareholders.
Effective Date
      The Transaction will become effective as of the date that the Board of Directors amends the Articles of Incorporation through the filing of a Certificate of Amendment with the State of Michigan to effectuate the Reverse Stock Split and through the filing of a Certificate of Amendment to effectuate the Forward Stock Split. We intend to effect the Transaction as soon as possible after the Transaction is approved by our shareholders, and we intend to file the Certificate of Amendment on the same day. The Common Shares acquired by the Company in connection with the Transaction will be restored to the status of authorized but unissued shares.
      The suspension of the Company’s obligation to file periodic reports and other documents under the Exchange Act will become effective upon the filing with the SEC of a certification and notice of termination of registration on Form 25 to delist from the American Stock Exchange and a Form 15 to deregister our Common Shares under the Exchange Act, and the termination of the registration of the Common Shares will become effective ninety days thereafter.
Exchange of Certificates and Payment for Fractional Shares
      The Company’s transfer agent, LaSalle Bank, N.A. (the “Transfer Agent”), will act as the Company’s agent for purposes of exchanging certificates and paying for fractional shares in connection with the Transaction.
      No service charge, brokerage commission, or transfer tax will be payable by any holder of any old certificate evidencing Common Shares in connection with the issuance of a new certificate in respect thereof, except that if any new certificate is to be issued in a name other than that in which the old certificate (that is surrendered for exchange) is registered, it will be a condition to such issuance that: (i) the person requesting such issuance pay to the Company any transfer taxes payable by reason of such transfer (or any prior transfer of such surrendered certificate, if any) or establish to the satisfaction of the Company that such taxes have been paid or are not payable; and (ii) the surrendered certificate has been properly endorsed and otherwise in proper form for transfer.
      If any certificate evidencing Common Shares has been lost or destroyed, the Company may in its sole discretion accept in lieu thereof a duly executed affidavit and indemnity agreement in a form satisfactory to the Company. The holder of any Common Shares evidenced by any certificate that has been lost or destroyed must submit, in addition to the (i) letter of transmittal sent by the Company, (ii) the above-referenced affidavit, (iii) the above-referenced indemnity agreement, and (iv) any other document required by the Company, a bond or other security satisfactory to the Company indemnifying the Company and all other persons against any losses incurred as a consequence of issuing a certificate evidencing new Common Shares or paying cash in lieu of issuing fractional Common Shares in exchange for the existing Common Shares evidenced or purported to be evidenced by such lost or destroyed certificate. Additional instructions with respect to lost or destroyed certificates will be included with the letter of transmittal that the Company will send to shareholders after the Effective Date.
      Shareholders owning less than 300 shares at the Effective Date will receive $5.25 for each pre-split Common Share. Shareholders who own 300 or more shares at the Effective Date of the Transaction will not be entitled to receive any cash for their fractional share interests resulting from the reverse split. The forward split that will immediately follow the reverse split will reconvert their whole shares and fractional share interests back into the same number of Common Shares they held immediately before the effective time of the Transaction. As a result, the total number of shares held by such a shareholder will not change after completion of the Transaction. Such shareholder will not receive new certificates for his or her Common Shares.
      As soon as practicable after the Effective Date, the Company will send to each holder of record of Common Shares, and to each beneficial owner of Common Shares held in “street name” on behalf of such owner, instructions for surrendering any certificates held thereby representing Common Shares which will be converted to a right to receive cash as a result of the Transaction. Only holders of 299 or fewer Common Shares immediately prior the Transaction should surrender their shares. Holders of 300 or more shares should not surrender their shares. Such instructions will include a letter of transmittal to be completed and returned to the Transfer Agent by the holder of such certificates, together with such certificates.
      As soon as practicable after the Transfer Agent receives any surrendered certificate from holder of 299 or fewer Common Share immediately prior to the Transaction, together with a duly completed and executed letter of transmittal with respect thereto and such other documents as the Company may require, the Transfer

Agent will deliver to the person cash in an amount equal to $5.25 per pre-split Common Share that is represented by such fractional share.
      There will be no differences between the respective rights, preferences or limitations of the Common Shares prior to the Transaction and the Common Shares after the Transaction. There will be no differences with respect to dividend, voting, liquidation or other rights associated with the Common Shares. There are no accrued or unpaid dividends on the Common Shares. See “Additional Information Regarding the Transaction — Deregistration of Common Shares” beginning at page 29 and “Additional Information Regarding the Transaction — Suspension of Public Reporting Obligations” beginning at page 30 for a further discussion.
      For purposes of determining ownership of Common Shares on the Effective Date, such shares will be considered held by the person in whose name such shares are registered on the records of the Company or, in the case of shares held by a broker, bank or other third party in “street name” on behalf of its client, in the name of the person whose account such shares are held in by such broker, bank, or other third party on the Effective Date, regardless of the beneficial ownership of those shares. Upon effecting the Transaction, the Company intends to treat shareholders holding Common Shares in “street name” in the same manner as registered shareholders whose shares are registered in their names. Prior to the Effective Date, the Company will conduct an inquiry of all the brokers, banks and other third parties (“Participants”) that hold Common Shares in “street name.” These Participants will be instructed to effect the Transaction for their beneficial holders holding Common Shares in “street name.” These Participants will provide the Company with information on how many fractional shares will be cashed out.
      However, such Participants may have different procedures than registered shareholders for processing the Transaction. Investors that hold an aggregate of at least 300 shares in multiple accounts, with one or more brokers, may want to consider combining their holdings into one account if they wish to retain their holdings and ensure that they are not inadvertently cashed out. If you hold your shares in “street name” with a bank, broker or other third party, and if you have any questions in this regard, we encourage you to contact your bank, broker or nominee.
      DO NOT SEND SHARE CERTIFICATES TO THE COMPANY OR THE TRANSFER AGENT UNTIL AFTER YOU HAVE RECEIVED THE ABOVE-REFERENCED LETTER OF TRANSMITTAL AND ACCOMPANYING INSTRUCTIONS.
Appraisal Rights
      Under Michigan law, our Articles of Incorporation and our Bylaws, no appraisal or dissenters’ rights are available to shareholders of Meritage who dissent from the Transaction.
Escheat Laws
      The unclaimed property and escheat laws of each state provide that under circumstances defined in that state’s statutes, holders of unclaimed or abandoned property must surrender that property to the state. Persons whose shares are cashed out and whose addresses are unknown to us, or who do not return their stock certificates and request payment for their cashed-out shares, generally will have a period of years from the effective date of the Transaction in which to claim the cash payment payable to them. For example, with respect to shareholders whose last known addresses are in New York, as shown by our records, the period is three years. Following the expiration of that three-year period, the Unified Disposition of Unclaimed Property Act of New York would likely cause the cash payments to escheat to the State of New York. For shareholders who reside in other states or whose last known addresses, as shown by our records, are in states other than New York, such states may have abandoned property laws which call for such state to obtain either (i) custodial possession of property that has been unclaimed until the owner reclaims it; or (ii) escheat of such property to the state. Under the laws of such other jurisdictions, the “holding period” or the time period which must elapse before the property is deemed to be abandoned may be shorter or longer than three years. If we do not have an address for the holder of record of the shares, then unclaimed cash-out payments would be turned over to our state of incorporation, the State of Michigan, in accordance with its escheat laws.

Source of Funds and Expenses
      Based on estimates of record ownership of Common Shares, the number of shares outstanding and other information as of August 15, 2006 and assuming that 33,661 fractional shares are cashed out, we estimate that the total funds required to consummate the Transaction will be approximately $350,000, of which $175,000 will be used to pay the consideration to shareholders entitled to receive cash for their shares, and $175,000 will be used to pay the costs of the Transaction, as follows:

Legal fees	$50,000
Fairness Opinion	$40,000
Accounting fees	$10,000
Transfer Agent fees	$10,000
Printing costs	$5,000
Other	$60,000

Total estimated expenses	$175,000

      We intend to fund these costs using cash on hand.
THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR”
THE PROPOSED TRANSACTION.
PLANS AFTER THE REVERSE STOCK SPLIT
      On August 17, 2006, Meritage announced plans to engage in the development and sale of a condominium hotel on waterfront property on the Island of Eleuthera in the Bahamas. On October 23, 2006, Meritage announced that its Board of Directors had agreed to acquire several acres of waterfront property on the Island of Eleuthera in connection with this development. Meritage also previously disclosed that it had entered into a letter of intent with a hotel management company to operate a national brand extended stay condominium hotel at this location. The transaction and entire development remains subject to various conditions including, without limitation, obtaining governmental entitlements, affiliation with the nationally recognized franchise hotel brand, and approval of an 843-acre upscale leisure and mixed-use resort development on South Eleuthera Island known as “Lighthouse Point.” Meritage is presently investigating an ownership interest in the Lighthouse Point development as well. The Company anticipates that the process of obtaining the required entitlements and approvals could take three to nine months. Meritage makes no assurance that it will consummate its plans to acquire this property or proceed with this development. Due to the tentative nature of any Bahamas development, the Board did not assign any value to the potential Bahamas development when arriving at the price of $5.25 to be paid to each pre-split share acquired in the Transaction.
      In June 2006, the Company announced that following a going private transaction, the Company would use its best efforts to provide liquidity to the Company’s remaining shareholders. For example, the Company would consider maintaining a market in its common shares by listing its common shares on a quotation service that does not require an issuer to be registered with the SEC (such as the Pink Sheets), and would consider transactions such as an issuer tender offer that may provide its shareholders an opportunity to monetize a portion of their investment in the Company. In that regard, the Company has and continues to investigate transactions to raise capital for use in an issuer tender offer or similar transaction. These investigations include possible partnerships or affiliations with private equity partners who would acquire Meritage securities in exchange for capital that may be used in the development of the possible Bahamas project described above or to fund an issuer tender offer. Meritage makes no assurance that it will consummate any such transactions. Moreover, due to the speculative nature of such transactions, the Board did not factor the affect of any such transactions when arriving at the price of $5.25 to be paid to each pre-split share acquired in the Transaction.
      In addition to the above, the Company continues to investigate other franchise food concepts. In particular, the Company has recently investigated a new fast-casual food concept which may include developments in Michigan and outside of the state. Due to the speculative nature of such a transaction, the

Board did not factor the affect of any such transaction when arriving at the conversion price of $5.25 to be paid to each pre-split share acquired in the Transaction.
      Other than as provided above, the Company has no plans, proposals or negotiations that would relate to or would result in: any extraordinary transaction; any purchase, sale or transfer of a material amount of assets of the Company or any of its subsidiaries; any material change in the present dividend rate or policy, or indebtedness or capitalization of the Company; any change in the current Board of Directors or management of the Company including, but not limited to, any plans or proposals to change the number or the term of directors or to fill any existing vacancies on the Board or to change any material term of the employment contract of an executive officer; or any other material change in the Company’s corporate structure or business.
MARKET PRICE OF COMMON STOCK AND DIVIDENDS
Market Information and Dividends
      Our Common Shares traded on the American Stock Exchange under the symbol “MHG.” The following table sets forth the high and low closing sales prices reported by the American Stock Exchange for the Common Shares for the most recent fiscal years and fiscal 2007 to date:

	High	Low	Dividends

Fiscal Year Ending December 2, 2007
First Quarter (through December 8, 2006)	$4.82	$4.74	—
Fiscal Year Ending November 26, 2006
First Quarter	$4.90	$4.49	—
Second Quarter	$4.77	$4.05	$0.06
Third Quarter	$4.85	$4.00	—
Fourth Quarter	$4.87	$4.53	—
Fiscal Year Ended November 27, 2005
First Quarter	$5.30	$4.99	$0.05
Second Quarter	$5.20	$4.94	—
Third Quarter	$5.64	$4.90	—
Fourth Quarter	$4.99	$4.60	—
      On August 2, 2006, the trading day on which Donnelly Penman delivered its opinion to our Board of Directors, the closing price of our Common Shares on the American Stock Exchange was $4.16. On August 18, 2006, the trading day before we filed preliminary proxy statement materials with the SEC regarding the Transaction, the closing price of our Common Shares on the American Stock Exchange was $4.34. The closing price on the American Stock Exchange on December 8, 2006 was $4.81
Shareholders
      As of November 30, 2006 there were approximately 576 holders of record of our Common Shares.

DIRECTORS AND EXECUTIVE OFFICERS
      The following is information concerning the current directors and executive officers of the Company:

Name	Age(1)	Position

Robert E. Schermer, Sr.	71	Chairman of the Board of Directors
Robert E. Schermer, Jr.	48	Chief Executive Officer, President and Director
Robert H. Potts	53	Vice President of Real Estate
Gary A. Rose	44	Vice President, Chief Financial Officer, Chief Operating Officer & Treasurer
James R. Saalfeld	39	Vice President, Chief Administrative Officer, General Counsel & Secretary
James P. Bishop	66	Director
Duane F. Kluting	57	Director
Joseph L. Maggini	67	Director
Brian N. McMahon	54	Director

(1)	Age as of November 30, 2006
      Robert E. Schermer, Sr. has been Chairman of the Board of Directors since January 25, 1996. Mr. Schermer is currently retired. From 1990 through 2005, he was Senior Vice President and a Managing Director of Robert W. Baird & Co. Incorporated, an investment banking and securities brokerage firm headquartered in Milwaukee, Wisconsin. He is the father of Robert E. Schermer, Jr.
      Robert E. Schermer, Jr. has been a director of the Company since January 1996. He has been Chief Executive Officer of the Company since October 1998. Mr. Schermer also served as President of the Company from October 1998 through October 2000, and since February 2004.
      Robert H. Potts has been Vice President of Real Estate for the Company since March 2001. From 1989 to 2001, Mr. Potts was with Meijer Inc., a supermarket and general merchandise retailer, where he held the position of Senior Counsel. Mr. Potts is a licensed member of the Michigan Bar.
      Gary A. Rose has been Vice President, Chief Financial Officer and Treasurer of the Company since April 2005, and Chief Operating Officer since March 2006. From July 2004 through April 2005, Mr. Rose served as coordinator of condominium development for Robert Grooters Development Company. From December 2000 through July 2004, Mr. Rose served as Vice President and Chief Financial Officer of Consolidated Vendors Corporation, a multi-state owner and operator of vending machines.
      James R. Saalfeld has been Vice President, Secretary and General Counsel of the Company since March 1996, and was appointed Chief Administrative Officer in May 2005. Mr. Saalfeld also held the position of Treasurer from June 2002 through April 2005. From 1992 until 1996, Mr. Saalfeld was with Dykema Gossett PLLC, a law firm headquartered in Detroit, Michigan. Mr. Saalfeld is a licensed member of the Michigan Bar.
      James P. Bishop has been a director of the Company since July 1998. He is a CPA and a principal of Seber Tans PLC accounting firm in Kalamazoo, Michigan. Prior to that, Mr. Bishop was the President and majority owner of the Bishop, Gasperini & Flipse, P.C. accounting firm in Kalamazoo, Michigan, where he worked since 1973. Mr. Bishop was appointed by Michigan’s Governor to the Administrative Committee on Public Accountancy in 1993.
      Duane F. Kluting has been a director of the Company since July 2005. Mr. Kluting is currently retired. From 1992 through 2003, Mr. Kluting served as Vice President, Chief Financial Officer and Corporate Secretary of X-Rite, Incorporated, a developer and manufacturer of color measurement instrumentation and software used in graphic arts, retail and industrial applications.

      Joseph L. Maggini has been a director of the Company since January 1996. Since founding the company in 1974, Mr. Maggini has served as President and Chairman of the Board of Magic Steel Corporation, a steel service center located in Grand Rapids, Michigan.
      Brian N. McMahon has been a director of the Company since August 2003. Mr. McMahon has been a partner with the law firm of Shumaker, Loop & Kendrick, LLP since 1995. Previously, he was General Counsel for Checkers Drive-In Restaurants, Inc. and served as Senior Legal Counsel for Wendy’s International, Inc.
PRINCIPAL SHAREHOLDERS
      The following tables sets forth information with respect to the beneficial ownership of our Common Shares as of August 15, 2006, by (i) each of our directors, (ii) our executive officers, (iii) all of our directors and executive officer as a group and (iv) each person known to us to own more than 5% of any class of our securities:

		Percent of Class(1)
	Number of
Name and Address of Beneficial Owner	Shares	Pre-Split	Post-Split

Robert E. Schermer, Sr.	837,560	26.1%	26.2%
Robert E. Schermer, Jr.	1,570,712	15.3%	15.4%
Robert H. Potts	197,085	3.5%	3.5%
Gary A. Rose	26,000	0.5%	0.5%
James R. Saalfeld	228,301	4.0%	4.1%
James P. Bishop	87,962	1.6%	1.6%
Duane F. Kluting	12,193	0.2%	0.2%
Joseph L. Maggini	808,910	13.9%	14.0%
Brian N. McMahon	41,792	0.8%	0.8%
All directors and executive officers as a group	3,810,515	55.2%	55.5%
Other 5% Shareholders:
Paul C. Drueke	271,580	5.0%	5.0%
2100 Raybrook, Suite 301 Grand Rapids, MI 49546
JB Resources, LLC	500,000	9.2%	9.3%
32 Market Avenue, S.W. Grand Rapids, MI 49503
Peter D. Wierenga	271,109	5.0%	5.0%
3703 S. Division Avenue Grand Rapids, MI 49503

*	Represents less than 1% of the outstanding Common Shares.
SUBMISSION OF SHAREHOLDER PROPOSALS
      If the Transaction is not effected, shareholders who desire to include proposals in the Notice for our 2007 Annual Shareholders’ Meeting were required to submit the written proposals to Meritage’s Corporate Secretary no later than November 19, 2006. Shareholders who desire to present proposals or board nominations at the 2007 Annual Shareholders’ Meeting must provide written notice to Meritage’s Corporate Secretary no later than March 16, 2007.
      The form of Proxy for this meeting grants authority to the designated proxies to vote in their discretion on any matters that come before the meeting except those set forth in Meritage’s Proxy Statement and except for matters as to which adequate notice is received. For notice to be deemed adequate for the 2007 Annual

Shareholders’ Meeting, it must be received prior to March 16, 2007. If there is a change in the anticipated date of next year’s Annual Shareholders’ Meeting or these deadlines by more than 30 days, we will notify you of this change through our Form 10-Q filings.
WHERE YOU CAN FIND MORE INFORMATION
      Meritage files reports, proxy information statements and other information with the SEC. Meritage has filed a Schedule 13E-3 with the SEC in connection with the proposed Transaction. As permitted by the rules and regulations of the SEC, this Proxy Statement does not contain all of the information set forth in the Schedule 13E-3. The Schedule 13E-3, including exhibits and other filings made by the Company as described above, are available to the public over the internet at the SEC’s web site at http://www.sec.gov.
      You may also read and copy the registration statement, the related exhibits and the other materials we file with the SEC at its public reference facilities at 100 F Street, N.E., Room 1580, Washington, D.C. 20549. You may obtain copies of this information by mail from the Public Reference Room of the SEC at 100 F Street, N.E., Room 1580, Washington, D.C. 20549, at prescribed rates. Please call the SEC at 1-800-SEC-0330 for further information on the operation of the public reference facilities.
      The SEC allows us to “incorporate by reference” the information we file with them. This means that we can disclose important information to you by referring you to documents we file with the SEC. The information incorporated by reference is an important part of this prospectus. Information that we file later with the SEC will automatically update and supersede information which we have previously incorporated by reference until we sell all of the securities described in this prospectus. The following documents that we have filed are incorporated by reference in this prospectus:

Filing (File No. 1-12319)	Period

Annual Report on Form 10-K	Fiscal Year Ended November 27, 2005
Quarterly Reports on Form 10-Q	Fiscal Quarters Ended February 26, 2006, May 28, 2006 and August 27, 2006
Current Reports on Form 8-K	Dated November 10, 2005 (as amended), December 12, 2005, January 12, 2006, February 24, 2006, March 10, 2006, April 18, 2006, May 19, 2006, May 31, 2006 (as amended), June 16, 2006, August 17, 2006, August 25, 2006 (as amended) and October 20, 2006
Form 8-A, Description of Common Stock	September 16, 1999
      You may access these filings free of charge through our Internet site at http://www.meritagehospitality.com, or you may request a copy of these filings, which we will send you at no cost, by writing or telephoning us at the following address or telephone number: James R. Saalfeld, Esq., Vice President, General Counsel and Secretary, Meritage Hospitality Group Inc., Suite 100, 3210 Eagle Run Drive, N.E., Grand Rapids, Michigan 49525, telephone number (616) 776-2600. Except for documents specifically incorporated by reference in this prospectus, information contained on our website is not part of this prospectus.
      Exhibits to the filings will not be sent, however, unless those exhibits have specifically been incorporated by reference in this proxy statement. Except for documents specifically incorporated by reference in this prospectus, information contained on our website is not part of this proxy statement.

FINANCIAL INFORMATION
Summary Historical Financial Information
      The following summary consolidated financial information was derived from Meritage’s audited consolidated financial statements as of, and for, each of the years ended November 27, 2005 and November 28, 2004 and from unaudited interim financial statements as of, and for, the nine months August 27, 2006 and August 28, 2005. The statement of operations data for the nine months ended August 27, 2006 is not necessarily indicative of results for a full year. This financial information is only a summary and should be read in conjunction with our historical financial statements and the accompanying footnotes, which are incorporated herein by reference into this Proxy Statement. Please see the section entitled “Incorporation of Certain Documents by Reference” for information on how to obtain copies of Meritage’s financial statements as contained in Meritage’s Annual Report on Form 10-K for the fiscal year ended November 27, 2005 and Meritage’s Quarterly Reports on Form 10-Q for the fiscal quarters ended February 26, 2006, May 28, 2006 and August 27, 2006.

	Nine Months Ended		Fiscal Year Ended

	August 27,	August 28,	November 27,	November 28,
	2006	2005	2005	2004

Results of Operations
Food and beverage revenue	$44,377,292	$41,762,290	$56,037,204	$53,302,657
Gross profit	31,886,344	29,958,000	40,253,588	38,640,947
(Loss) earnings from operations	(1,027,873)	(1,318,459)	(1,603,116)	1,397,163
Net loss	(2,516,385)	(3,273,370)	(4,857,555)	(488,990)
Net loss on common shares	$(2,942,953)	$(3,699,938)	$(5,284,123)	$(815,558)
Per Share Data
Net loss per common share — basic and diluted	$(0.54)	$(0.69)	$(0.98)	$(0.15)
Dividends per common share	0.06	0.05	0.05	0.05
Book value per share	$0.64	$1.54	$1.25	$2.32
Financial Condition
Current assets	$4,973,598	$6,226,425	$3,390,680	$5,333,748
Noncurrent assets	36,897,420	44,079,212	43,329,242	50,791,039
Current liabilities	5,889,202	6,174,427	5,688,145	6,964,470
Noncurrent liabilities	32,484,409	35,728,014	34,203,467	36,977,782
Redeemable preferred stock	$5,295,200	$5,295,200	$5,295,200	$5,295,200
Ratio of Earnings to Fixed Charges	27%	(18)%	(6)%	68%
      Meritage’s book value per share, as set forth above, has been derived from financial statements prepared by Meritage’s management relating to the fiscal periods noted.

Summary Forecast
      The following forecast for fiscal years 2006 through 2011 summarizes the Statement of Operations, Balance Sheets and Cash Flows data prepared for Donnelly Penman in connection with its fairness opinion. See “Special Factors — Fairness Opinion of Financial Advisor.”
Meritage Hospitality Group Inc.
Consolidated Summary Projections
Fiscal Years Ended November 2006 through 2011

	(000’s)

	2006	2007	2008	2009	2010	2011

Statement of Operations
Food & Beverage Revenue	$59,407	$65,248	$70,400	$73,042	$75,346	$77,725
Earnings (loss) from Operations	(740)	1,086	2,300	3,201	3,810	4,315
Earnings (loss) before Income Taxes	(2,607)	(768)	453	1,373	2,009	2,577
Net earnings (loss)	$(2,650)	$(768)	$4,067	$906	$1,326	$1,701
Balance Sheets
Assets
Current Assets	$2,216	$849	$898	$1,766	$2,780	$3,884
Property and Equipment	32,356	30,823	29,077	27,630	26,411	25,291
Deferred Income Taxes	3	3	3,618	3,151	3,054	3,066
Other Assets	6,324	5,957	5,863	5,769	5,675	5,582
Total Assets	$40,899	$37,632	$39,456	$38,316	$37,920	$37,823
Liabilities & Stockholder’s Equity
Current Liabilities	$4,573	$4,793	$4,859	$4,927	$5,002	$4,952
Other Liabilities	12,824	11,830	10,788	9,979	9,533	9,086
Long-Term Obligations	20,313	18,851	17,911	16,902	15,817	14,783
Stockholder’s Equity	3,189	2,158	5,898	6,508	7,568	9,002
Total Liabilities & Stockholder’s Equity	$40,899	$37,632	$39,456	$38,316	$37,920	$37,823
Cash Flows
Cash Flows from Operating Activities	$(1,030)	$1,154	$1,852	$2,754	$2,985	$3,169
Cash Flows from Investing Activities	(597)	(663)	(501)	(519)	(536)	(552)
Cash Flows from Financing Activities	1,184	(1,755)	(1,302)	(1,367)	(1,436)	(1,511)
Net Cash Increase (Decrease)	$(443)	$(1,264)	$49	$868	$1,013	$1,106

FORWARD-LOOKING STATEMENTS
      Certain statements incorporated by reference in this proxy statement that are not historical facts constitute forward-looking statements, within the meaning of the Private Securities Litigation Reform Act of 1995, and are intended to be covered by the safe harbors created by that Act. However, forward-looking statements contained in this proxy statement are not covered, and are not intended to be covered, by the safe harbors created under the Act. Forward-looking statements may be identified by words such as “estimates,” “anticipates,” “projects,” “plans,” “expects,” “believes,” “should,” and similar expressions, and by the context in which they are used. Such statements are based only upon expectations of the Company as of the date made. Any forward-looking statement speaks only as of the date made. Reliance should not be placed on forward-looking statements because they involve known and unknown risks, uncertainties and other factors which may cause actual results, performance or achievements to differ materially from those expressed or implied. Meritage undertakes no obligation to update any forward-looking statements to reflect events or circumstances after the date on which they are made.
      Statements concerning expected financial performance, business strategies and action which Meritage intends to pursue to achieve its strategic objectives, constitute forward-looking information. Implementation of these strategies and achievement of such financial performance are subject to numerous conditions, uncertainties and risk factors, which could cause actual performance to differ materially from the forward-looking statements. These include, without limitation: competition; changes in the national or local economy; changes in consumer tastes and eating habits; concerns about the nutritional quality of our restaurant menu items; concerns about consumption of beef or other menu items due to diseases including E. coli, hepatitis, and mad cow; promotions and price discounting by competitors; severe weather; changes in travel patterns; road construction; demographic trends; the cost of food, labor and energy; the availability and cost of suitable restaurant sites; the ability to finance expansion; interest rates; insurance costs; the availability of adequate managers and hourly-paid employees; directives issued by the franchisor regarding operations and menu pricing; the general reputation of Meritage’s and its franchisors’ restaurants; the relationship between Meritage and its franchisors; legal claims; and the recurring need for renovation and capital improvements. In addition, Meritage’s expansion into the casual dining restaurant segment as a franchisee of O’Charley’s will subject Meritage to additional risks including, without limitation, unanticipated expenses or difficulties in securing market acceptance of the O’Charley’s restaurant brand, the ability of our management and infrastructure to successfully implement the O’Charley’s development plan in Michigan, and our limited experience in the casual dining segment. Also, Meritage is subject to extensive government regulations relating to, among other things, zoning, public health, sanitation, alcoholic beverage control, environment, food preparation, minimum and overtime wages and tips, employment of minors, citizenship requirements, working conditions, and the operation of its restaurants. Because Meritage’s operations are concentrated in certain areas of Michigan, a marked decline in Michigan’s economy, or in the local economies where our restaurants are located, could adversely affect our operations.
BY ORDER OF THE BOARD OF DIRECTORS
December 18, 2006
Robert Schermer, Sr.

ANNEX A
MERITAGE HOSPITALITY GROUP INC.
RESTATED ARTICLES OF INCORPORATION
Article I
      The name of the corporation is Meritage Hospitality Group Inc.
Article II
      The purpose or purposes for which the corporation is organized is to engage in any activity within the purposes for which corporations may be organized under the Business Corporation Act of Michigan.
Article III
      The total authorized capital stock is:

Common Shares: 30,000,000	Par Value Per Share $0.01
Preferred Shares: 5,000,000	Par Value Per Share $0.01
      Effective as of                    , 2006 at      :00 a.m. EST (the “Reverse Split Date”), without regard to any other provision of these Articles of Incorporation, each one (1) Common Share, either issued and outstanding or held by the Corporation as treasury stock immediately prior to the Reverse Split Date, shall be and is hereby automatically reclassified and changed (without any further act) into one-three hundredth (1/300th) of a fully-paid and non-assessable Common Share (the “Reverse Split”), without increasing or decreasing the amount of stated capital or paid-in surplus of the Corporation, provided that no fractional shares shall be issued to any registered holder of fewer than 300 Common Shares immediately prior to the Reverse Split Date, and that instead of issuing such fractional shares to such holders, such fractional shares shall be canceled and converted into the right to receive the cash payment of $5.25 per share on a pre-split basis to each shareholder owning fewer than 300 Common Shares immediately prior to the Reverse Split Date.
      Immediately following the Reverse Split, without regard to any other provision of these Articles of Incorporation, each one (1) Common Share, either issued and outstanding or held by the Corporation as treasury stock, and any fractional share held by any shareholder who holds in excess of one (1) share immediately following the Reverse Split, shall be and is hereby automatically reclassified and changed (without any further act) into three hundred (300) fully-paid and non-assessable Common Shares (or, with respect to fractional shares, such lesser number of shares and fractional shares as may be applicable based upon such 300-for-1 ratio), without increasing or decreasing the amount of stated capital or paid-in surplus of the Corporation, provided that no fractional Common Shares shall be issued.
      Authority is hereby expressly reserved and granted to the Board of Directors of this Corporation to determine in the resolution or resolutions providing for the issuance of Common Stock and/or Preferred Stock the voting powers, designations, preferences and relative participating, operational or other special rights, qualifications, limitations or restrictions thereof which shall be incident to the ownership of shares of such Common Stock and Preferred Stock.
Series A Convertible Preferred Stock
      The Corporation has a series of Preferred Stock, designated as Series A Convertible Preferred Stock, consisting of 200,000 shares, par value $.01, the qualifications, limitations, restrictions and terms of which are as follows:

(1) Each of such Shares shall have an annual dividend rate of $.90 per Share and no more. The right to payment of dividends shall be cumulative. Said annual dividend shall be payable in equal quarterly installments upon the 1st day of each January, April, July and October in each year to holders of record as of the 15th day of the preceding month commencing January 1, 1997, before any sum shall be set apart or applied to the redemption or purchase of, or any dividends (other than dividends of Common Shares) shall be declared or paid upon or set apart for, Common Shares. The first of such quarterly dividend payments shall be prorated to reflect the number of days in the quarter during which the particular Shares were outstanding.

(2) Upon any dissolution, liquidation or winding up of the Corporation, the holders of each of said Shares, shall be entitled to receive, before any payment to holders of Common Shares, all accrued but unpaid dividends, plus a liquidation value of $10.00 per share and no more. The consolidation or merger of the Corporation, at any time, with another corporation, or a sale of substantially all of the assets of the Corporation, shall not be construed as a dissolution, liquidation or winding up of the Corporation within the meaning hereof.

(3) The Series A Convertible Preferred Shares shall be convertible into Common Shares of the Corporation at a conversion price of $7.00 for each Common Share (taking such Preferred Shares at the liquidation value of $10.00 per share) upon the following terms and conditions:

(3.1) In case the Common Shares issuable upon conversion of the Series A Convertible Preferred Shares at any time outstanding shall be subdivided into a greater or combined into a lesser number of Common Shares (whether with or without par value), and whether by stock split or stock dividend, the conversion price shall be decreased in the case of a subdivision or increased in the case of a combination to an amount which shall bear the same relation to the conversion price in effect immediately prior to such subdivision or combination, and shall bear the total number of Common Shares outstanding immediately after such subdivision or combination.

(3.2) No adjustments shall be made for dividends accrued on any Shares that shall be issuable upon the conversion of such Shares.

(3.3) In case of a merger or consolidation of the Corporation with or into another corporation, or the reclassification of its Common Shares (other than by way of split-up or contraction), the holders of Series A Convertible Preferred Shares shall thereafter be entitled to receive upon conversion the kind and amount of shares of stock and securities and property which they would have received had they converted such Series A Convertible Preferred Shares into Common Shares of the Corporation as of the record date for determination of common shareholders entitled to participate in such merger, consolidation, or reclassification.

(3.4) The holder of any shares of Series A Convertible Preferred Shares may convert such Shares by surrendering the certificate or certificates to any transfer agent of the Corporation or to the Secretary of the Corporation duly endorsed in blank transfer and accompanied by written notice of election to convert such Shares, or portion thereof, executed on the form set forth on such certificates or on such other form as may be provided from time to time by the Corporation. No fractional Common Shares shall be issued upon the conversion of any Series A Convertible Preferred Shares but, in lieu thereof, the Corporation shall pay an amount in cash equal to the current market value of such fractional interest computed on the basis of the value of the Common Shares at the time the preferred shares are surrendered for conversion as determined in such reasonable manner as the Corporation may adopt. In case of the voluntary dissolution, liquidation or winding up of the Corporation, all conversion rights of the holders of Series A Convertible Preferred Shares shall terminate on a date fixed by the Board of Directors, but not more than Thirty (30) days prior to the record date for determining the holders of the Common Shares entitled to receive any distribution upon such dissolution, liquidation and winding up.

(3.5) The right of the holder to convert the Series A Convertible Preferred Shares shall commence upon issuance of such Shares.

(3.6) The Corporation may cause the Series A Convertible Preferred Shares to be converted at its option at any time if the average of the closing sale prices for the Corporation’s Common Shares is at least 120 percent of the then effective conversion price, as described above, for at least

20 trading days within the period of 30 consecutive trading days ending no earlier than 5 trading days prior to the date of the notice of conversion.

(4) Holders of the Series A Convertible Preferred Shares shall have no voting rights except as provided by law and except that if at any time the Corporation fails to make six consecutive quarterly dividend payments thereon, the number of directors constituting its Board of Directors will be increased by two and the holders of the Shares, voting as a class with each Share having one vote, will be entitled to elect two directors to the Board as long as any arrearages in dividend payments remain outstanding. Upon payment by the Corporation of all such dividend arrearages, the two directors elected pursuant to this provision will cease to be directors and the holders of Shares will have no further right to elect directors on account of such arrearages.

(5) The Corporation shall not, except upon the affirmative vote of the holders of two-thirds of the Series A Convertible Preferred Shares outstanding at the time, amend these articles of incorporation in any manner that would result in the Series A Convertible Preferred Shares being subordinate in terms of preference as to payments of dividends or payments on liquidation to any other Preferred Shares of the Corporation.
Series B Convertible Preferred Stock
      The Corporation has a series of Preferred Stock, designated as Series B Convertible Preferred Stock, consisting of 500,000 shares, par value $.01, the qualifications, limitations, restrictions and terms of which are as follows:

(1) Each of such Shares shall have an annual dividend rate of $.80 per Share and no more. The right to payment of dividends shall be cumulative. Said annual dividend shall be payable in equal quarterly installments upon the 1st day of each January, April, July and October in each year to holders of record as of the 15th day of the preceding month commencing January 1, 2004, before any sum shall be set apart or applied to the redemption or purchase of, or any dividends (other than dividends of Common Shares) shall be declared or paid upon or set apart for, Common Shares. The first of such quarterly dividend payments shall be prorated to reflect the number of days in the period during which the particular Shares were outstanding.

(2) Upon any dissolution, liquidation or winding up of the Corporation, the holders of each of said Shares, shall be entitled to receive, before any payment to holders of Common Shares, all accrued but unpaid dividends, plus a liquidation value of $10.00 per share and no more. The consolidation or merger of the Corporation, at any time, with another corporation, or a sale of substantially all of the assets of the Corporation, shall not be construed as a dissolution, liquidation or winding up of the Corporation within the meaning hereof.

(3) The Series B Convertible Preferred Shares shall be convertible into Common Shares of the Corporation at a conversion price of $5.57 per share taking such Preferred Shares at the liquidation value of $10.00 per share upon the following terms and conditions:

(3.1) In case the Common Shares issuable upon conversion of the Series B Convertible Preferred Shares at any time outstanding shall be subdivided into a greater or combined into a lesser number of Common Shares (whether with or without par value), and whether by stock split or stock dividend, the conversion price shall be decreased in the case of a subdivision or increased in the case of a combination to an amount which shall bear the same relation to the conversion price in effect immediately prior to such subdivision or combination, and shall bear the total number of Common Shares outstanding immediately after such subdivision or combination.

(3.2) No adjustments shall be made for dividends accrued on any Shares that shall be issuable upon the conversion of such Shares.

(3.3) In case of a merger or consolidation of the Corporation with or into another corporation, or the reclassification of its Common Shares (other than by way of split-up or contraction), the holders of Series B Convertible Preferred Shares shall thereafter be entitled to receive upon conversion the kind and amount of shares of stock and securities and property which they would have received had they converted such Series B Convertible Preferred Shares into Common Shares of the Corporation as of the record date for determination of common shareholders entitled to participate in such merger, consolidation, or reclassification.

(3.4) The holder of any shares of Series B Convertible Preferred Shares may convert such Shares by surrendering the certificate or certificates to any transfer agent of the Corporation or to the Secretary of the Corporation duly endorsed in blank transfer and accompanied by written notice of election to convert such Shares, or portion thereof, executed on the form set forth on such certificates or on such other form as may be provided from time to time by the Corporation. No fractional Common Shares shall be issued upon the conversion of any Series B Convertible Preferred Shares but, in lieu thereof, the Corporation shall pay an amount in cash equal to the current market value of such fractional interest computed on the basis of the value of the Common Shares at the time the preferred shares are surrendered for conversion as determined in such reasonable manner as the Corporation may adopt. No payment of accrued but unpaid dividends shall be made upon conversion. In case of the voluntary dissolution, liquidation or winding up of the Corporation, all conversion rights of the holders of Series B Convertible Preferred Shares shall terminate on a date fixed by the Board of Directors, but not more than Thirty (30) days prior to the record date for determining the holders of the Common Shares entitled to receive any distribution upon such dissolution, liquidation and winding up.

(3.5) The right of the holder to convert the Series B Convertible Preferred Shares shall commence upon the one year anniversary from the date of issuance of such Shares.

(3.6) At any time after two years from the date of issuance of the Series B Convertible Preferred Shares, the Corporation may, upon 15 days written notice, redeem all or part of the Series B Convertible Preferred Shares at a redemption price of $11.00 per share plus accrued but unpaid dividends. After the third anniversary from the date of issuance, the redemption price shall be $10.00 per share plus accrued but unpaid dividends. If less than all the Series B Convertible Preferred Shares are to be redeemed, then the Corporation shall select the shares to be redeemed as evenly as reasonably possible from among all the holders.

(4) Holders of the Series B Convertible Preferred Shares shall have no voting rights except as provided by law and except that if at any time the Corporation fails to make six quarterly dividend payments thereon, the number of directors constituting its Board of Directors will be increased by two and the holders of the Shares, voting as a class with each Share having one vote, will be entitled to elect two directors to the Board as long as any arrearages in dividend payments remain outstanding. Upon payment by the Corporation of all such dividend arrearages, the two directors elected pursuant to this provision will cease to be directors and the holders of Shares will have no further right to elect directors on account of such arrearages.

(5) The Corporation shall not, except upon the affirmative vote of the holders of two-thirds of the Series B Convertible Preferred Shares outstanding at the time, amend these articles of incorporation in any manner that would result in the Series B Convertible Preferred Shares being subordinate in terms of preference as to payments of dividends or payments on liquidation to any other Preferred Shares of the Corporation.
Article IV
      The address and mailing address of the registered office is:
3210 Eagle Run Dr., N.E., Suite 100
Grand Rapids, Michigan 49525
      The name of the current resident agent is: James R. Saalfeld

Article V
      Reserved.
Article VI
      When a compromise or arrangement or a plan of reorganization of this Corporation is proposed between this Corporation and its creditors or any class of them or between this Corporation and its shareholders or any class of them, a court of equity jurisdiction within the state, on application of this Corporation or of a creditor or shareholder thereof, or on application of a receiver appointed for the Corporation, may order a meeting of the creditors or class of creditors or of the shareholders or class of shareholders to be affected by the proposed compromise or arrangement or reorganization, to be summoned in such manner as the court directs. If a majority in number representing 3/4 in value of the creditors or class of creditors, or of the shareholders or class of shareholders to be affected by the proposed compromise or arrangement or a reorganization, agree to a compromise or arrangement or a reorganization of this Corporation as a consequence of the compromise or arrangement, the compromise or arrangement and the reorganization, if sanctioned by the court to which the application has been made, shall be binding on all the creditors or class of creditors, or on all the shareholders or class of shareholders and also on this Corporation.
Article VII
      Repealed.
Article VIII
      The Corporation shall be, and is hereby declared to be, subject to the provisions of Chapter 7A of the Business Corporation Act of the State of Michigan, as enacted through the adoption of Act No. 115 of the Public Acts of the State of Michigan of 1984. The requirements therein provided and made applicable with respect to the Corporation shall be in addition to all other requirements of law and other provision of the Articles of Incorporation, or any thereto.
Article IX
      No director of the Corporation shall be personally liable to the Corporation of its shareholders for money damages for any action taken, or any failure to take any action, as a director, except liability for any of the following: (i) the amount of financial benefit received by the director to which the director is not entitled; (ii) intentional infliction of harm on the Corporation or its shareholders; (iii) a violation of Section 551 of the Michigan Business Corporation Act; or (iv) an intentional criminal act. If the Michigan Business Corporation Act is hereafter amended to authorize the further elimination or limitation of the liability of directors, then the liability of a director of the Corporation, in addition to the limitation on personal liability contained herein, shall be eliminated or limited to the fullest extent permitted by the Michigan Business Corporation Act as so amended. No amendment or repeal of this Article IX shall apply to, or have any effect on, the liability or alleged liability of any director of the Corporation for, or with respect to, any acts or omissions of such director prior to the effective date of any such amendment or repeal.
Article X
      The shareholders of the Corporation may remove members of the Board of Directors only for cause.

ANNEX B
August 8, 2006
Board of Directors
Meritage Hospitality Group Inc.
3210 Eagle Run Drive, N.E., Suite 100
Grand Rapids, MI 49525
To the Members of the Board of Directors:
      Meritage Hospitality Group Inc. (“Meritage” or the “Company”) has engaged Donnelly Penman & Partners (“DP&P”) to render an opinion (the “Opinion”) as to the fairness, from a financial point of view, for the transaction whereby the Company will effect a 1-for-300 reverse stock split of its Common Shares, with the result that shareholders owning less than 300 Common Shares of the Company (the “Cashed-Out Shareholders”) will have such shares cancelled and converted into the right to receive $5.25 in cash for each share owned (the “Cash Consideration”) immediately followed by a 300-for-1 forward stock split in which all shareholders owning 300 or more Common Shares (the “Continuing Shareholders”) will continue to own the same number of Common Shares as they owned prior to the transaction (the “Transaction”).
      In addition, Common Shares that may be acquired upon exercise of options under Meritage’s stock option plans and exercise of outstanding warrants to purchase Common Stock and Common Shares that may be acquired upon conversion of Meritage Series A and Series B Convertible Preferred Stock would be unaffected by the Transaction.
      You have requested our Opinion as to whether the Cash Consideration to be paid to the Cashed-Out Shareholders in connection with the Transaction is fair to the unaffiliated shareholders, (defined as those shareholders that are not insiders or Board Members) of the Company, including both the Cashed-Out Shareholders and the Continuing Shareholders (collectively referred to as the “Common Shareholders”) from a financial point of view.
      DP&P, as part of its investment banking business, is continually engaged in the valuation of businesses and their securities in connection with mergers and acquisitions, underwritings of securities, private placements and valuations for estate tax, succession planning, corporate and other purposes. We are registered with the Securities and Exchange Commission as a Broker-Dealer and are a member of the National Association of Securities Dealers.
      In connection with our review of the proposed Transaction and the preparation of the “Materials Prepared for Discussion,” distributed on August 2, 2006 to the Board of Directors, and of our Opinion herein, we have, among other things:

1. held conversations with independent Board Directors and the Company’s counsel to discuss the Transaction;

2. met with certain members of the senior management of the Company to discuss the Transaction, operations, financial condition, future prospects, and projected operations and performance of the Company;

3. visited the Company’s headquarters located in Grand Rapids, MI;

4. reviewed the Company’s SEC filings on Form 10-K for the three fiscal years ended November 30, 2003, November 28, 2004 and November 27, 2005 and quarterly reports on Form 10-Q for the quarters ended February 26, 2006 and May 28, 2006, which the Company’s management has identified as being the most current quarterly financial statements available;

5. reviewed certain non-public internally prepared financial statements for the three fiscal years ended November 30, 2003, November 28, 2004 and November 27, 2005 and the year-to-date periods ended February 26, 2006 and May 28, 2006 for the Company;

6. reviewed certain non-public forecasts and projections prepared by the Company’s management with respect to the Company, and its individual business segments, for the fiscal years ended November 28, 2006 through 2011;

7. reviewed the Company’s Confidential Information Memorandum dated July 14, 2006;

8. reviewed Board of Directors minutes from 2004 through 2006;

9. reviewed a draft copy of the Proxy Statement relating to the shareholder meeting that will be held to vote on the Transaction;

10. reviewed the ownership structure of the Company;

11. created various valuation models including a discounted cash flow analysis, comparable transaction analysis, comparable public company analysis and other financial analyses;

12. reviewed the historical market prices and trading volume for the Company’s publicly traded securities;

13. reviewed certain other publicly available financial data regarding publicly traded companies that we deem comparable to the Company;

14. reviewed certain other publicly available financial data for certain privately-held companies that we deem comparable to the Company; and

15. reviewed such other financial and industry data and performed such other analysis and took into account such other matters as we deemed necessary.
      We have relied upon and assumed, without independent verification, that there has been no material change in the assets, financial condition, business, divestiture and settlement activities and projected results therefrom or prospects of the Company since the date of the most recent financial statements made available to us.
      In preparing our Opinion, we have assumed and relied on the accuracy and completeness of all information supplied or otherwise made available to us, discussed with or reviewed by or for us, or publicly available, and we have not assumed any responsibility for independently verifying such information or undertaken an independent evaluation or appraisal of any of the assets or liabilities of the Company or been furnished with any such evaluation or appraisal, nor have we verified the assumptions provided by management relating to a possible settlement of the lawsuit brought by the Company against O’Charley’s including the possible divestiture of certain assets nor have we evaluated the solvency or fair value of the Company under any state or federal laws relating to bankruptcy, insolvency or similar matters. In addition, we have not assumed any obligation to conduct any physical inspection of the properties or facilities of the Company. With respect to the financial forecasts and projections furnished to or discussed with us by the Company, we have assumed that they have been reasonably prepared and reflect the best currently available estimates and judgment of the Company’s management as to the expected future financial performance of the Company. Our Opinion is necessarily based on business, economic, market and other conditions as they exist and can be evaluated by us at the date of this letter. We have also assumed that the Transaction will be consummated in all material respects as described in Transaction documents and that the final form of the Transaction documents will be substantially similar to the last draft reviewed by us.
      In our analyses, we have made numerous assumptions with respect to industry performance, business and economic conditions, and other matters, many of which are beyond the control of Meritage. Any estimates contained in our analyses are not necessarily indicative of future results or value, which may be significantly more or less favorable than such estimates. Estimates of values of companies do not purport to be appraisals or to necessarily reflect the prices at which companies or their securities actually may be sold. No company or transaction utilized in our analyses was identical to Meritage or the Transaction. Accordingly, such analyses are not based solely on arithmetic calculations; rather, they involve complex considerations and judgments concerning differences in financial and operating characteristics of the relevant companies, the timing of the relevant transactions and prospective buyer interests, as well as other factors that could affect the public trading markets of Meritage or companies to which it is being compared. None of the analyses performed by us was assigned a greater significance than any other.
      It should be noted that this Opinion is based on economic and market conditions and other circumstances existing on, and information made available as of, the date hereof. In addition, our Opinion is, in any event, limited to the fairness, from a financial point of view, of the Cash Consideration and does not address Meritage’s underlying business decision to effect the Transaction or the structure, tax or accounting consequences of the Transaction, other terms of the Transaction, or the availability or advisability of any alternatives to the Transaction. Our Opinion also does not in any manner address the prices at which the Common Shares will trade at any time, the value of the Company’s shares after the Transaction or following the announcement of the Transaction.
      DP&P has been engaged to render financial advisory services to Meritage in connection with the proposed Transaction and will receive a fee for such services, no portion of which fee was contingent upon delivery of this Fairness Opinion or completion of the Transaction. In addition, Meritage has agreed to indemnify us against certain liabilities arising out of our engagement. As of the date of this Opinion, neither DP&P, nor any of its shareholders hold any direct position in Meritage Common Shares.
      Our Opinion is directed to the Board of Directors of Meritage and does not constitute a recommendation to the related party shareholders of Meritage regarding the proposed Transaction. Furthermore, this letter should not be construed as creating any fiduciary duty on the part of DP&P to any such party. This Opinion is not to be quoted or referred to, in whole or in part, without our prior written consent, which will not be unreasonably withheld, except that there will be disclosure as required under Federal Securities Laws or other applicable law.
      On the basis of, and subject to, the foregoing, we are of the opinion that, as of the date hereof, the Cash Consideration to be paid by Meritage under the Transaction is fair, from a financial point of view, to the unaffiliated Common Shareholders.
Respectfully submitted,
Donnelly Penman & Partners

MERITAGE HOSPITALITY GROUP INC.

PROXY FOR SPECIAL MEETING	The undersigned hereby appoints ROBERT E. SCHERMER, JR. and JAMES R. SAALFELD, or either of them, proxies of the undersigned, each with the power of substitution, to vote all common shares which the undersigned would be entitled to vote on the matters specified below and in their discretion with respect to such other business as may properly come before the Special Meeting of Shareholders of Meritage Hospitality Group Inc. to be held on January 23, 2007 at 10:00 a.m. Eastern Time at the Meritage corporate offices, 3210 Eagle Run Drive, N.E., Suite 100, Grand Rapids, Michigan, or any adjournment of such Special Meeting.
THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE FOLLOWING PROPOSALS:
     1. Proposal to amend the Company’s Articles of Incorporation to effect a 1-for-300 reverse stock split, immediately followed by a 300-for-1 forward stock split, of the Company’s then outstanding common shares.

FOR	AGAINST	ABSTAIN

     THIS PROXY WILL BE VOTED AS RECOMMENDED BY THE BOARD OF DIRECTORS UNLESS A CONTRARY CHOICE IS SPECIFIED.
(This proxy is continued and is to be signed on the reverse side)

Date , 200

(Important: Please sign exactly as name appears hereon indicating, where proper, official position or representative capacity. In the case of joint holders, all should sign.)
THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS